SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

ANNUAL REPORT

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO-FEE REQUIRED]

For the calendar year ended December 31, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                                  to

Commission file number

CITY NATIONAL BANK PROFIT SHARING PLAN

555 South Flower Street, Eighteenth Floor

Los Angeles, California 90071

(Full title of the plan and the address of the plan)

CITY NATIONAL BANK

555 South Flower Street, Eighteenth Floor

Los Angeles, California 90071

(Name of issuer of the securities held pursuant to the plan

and the address of its principal executive office)

REQUIRED INFORMATION

Item 1.	Not Applicable

Item 2.	Not Applicable

Item 3.	Not Applicable

Item 4.	In lieu of the requirements of Items 1-3 above, plan financial statements and supplemental information prepared in accordance with the financial reporting requirements of ERISA are attached.

CITY NATIONAL BANK
PROFIT SHARING PLAN

Financial Statements and Supplemental Information

December 31, 2022 and 2021

(With Report of Independent Registered Public Accounting Firm Thereon)

CITY NATIONAL BANK
PROFIT SHARING PLAN

All other supplemental information omitted are not applicable or are not required based on disclosure requirements of the Employee Retirement Income Security Act of 1974 and regulations issued by the Department of Labor.

Report of Independent Registered Public Accounting Firm

The Benefits Committee and Participants

City National Bank Profit Sharing Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the City National Bank Profit Sharing Plan (the “Plan”) as of December 31, 2022 and 2021, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Opinion on the Supplemental Information

The supplemental information included in Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2022, and Schedule H, Line 4(a) – Schedule of Delinquent Participant Contributions for the year ended December 31, 2022, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedules, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moss Adams LLP

Campbell, California

June 28, 2023

We have served as the Plan’s auditor since 2016.

CITY NATIONAL BANK

PROFIT SHARING PLAN

Statements of Net Assets Available for Benefits

December 31, 2022 and 2021

	2022	2021
Assets:
Participant directed investments, at fair value:
Cash and cash equivalents	$118,726,282	$109,382,017
U.S.Government securities	4,464,946	681,684
Corporate debt	1,374,703	1,237,654
Preferred stock	777,588	1,331,479
Common stock	123,709,438	148,294,601
Partnerships	106,808	100,853
Common collective trust	445,311,417	527,961,459
Mutual funds	576,888,584	719,735,291
Other assets	29,727	76,011
Total investments	1,271,389,493	1,508,801,049
Receivables:
Employer contribution	1,094	263,854
Participant contribution	2,122	4,523
Notes receivable from participants	15,612,078	14,575,609
Other	—	—
Total receivables	15,615,294	14,843,986
Noninterest-bearing cash	77,826	705,958
Net assets available for benefits	$1,287,082,613	$1,524,350,993

See accompanying notes to financial statements.

CITY NATIONAL BANK
PROFIT SHARING PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2022 and 2021

	2022	2021
Additions (reductions) to net assets attributable to:
Investment (loss) income:
Interest	$796,018	$767,623
Dividends	33,387,190	39,142,645
Net (depreciation) appreciation in fair value of investments	(289,130,327)	138,741,953
	(254,947,119)	178,652,221

Contributions:
Employer	55,992,307	50,338,902
Participants	74,635,042	68,230,705

Total net (reductions) additions	(124,319,770)	297,221,828
Deductions from net assets attributable to:
Benefits paid to participants	90,435,445	90,000,384
Administrative expenses	641,023	439,064
Total deductions	91,076,468	90,439,448
Net (decrease) increase	(215,396,238)	206,782,380
Transfer from this plan	(21,872,142)	—
Net assets available for benefits:
Beginning of year	1,524,350,993	1,317,568,613
End of year	$1,287,082,613	$1,524,350,993

See accompanying notes to financial statements.

CITY NATIONAL BANK
PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2022 and 2021

(1)	Description of the Plan

The following description of the City National Bank Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description for a detailed description of the Plan’s provisions.

(a)	General

The Plan is a defined contribution profit sharing plan with a 401(k) component, which provides retirement benefits for eligible employees of City National Bank (CNB) and its subsidiaries and certain affiliates (the Company) that have agreed to participate in the Plan. The Plan is administered by City National Bank (the Plan Sponsor) who acts by and through its administrative committee, the Benefits Committee. The Benefits Committee comprises officers of the Plan Sponsor, CNB, an indirect, wholly-owned subsidiary of Royal Bank of Canada (RBC). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Prior to March 1, 2023, OneAmerica Retirement Services, LLC was the record keeper for the Plan, and Matrix Trust Company was the directed trustee and custodian for the Plan. Effective March 1, 2023, Empower Retirement Services is the record keeper for the Plan, and Empower Trust Company, LLC is the directed trustee and custodian for the Plan.

Effective December 31, 2021, LMCG Investments, LLC (LMCG) exercised its right as a Participating Employer to cease participation in the Plan and transferred assets of its employees to a new 401(k) plan established effective January 1, 2022. On January 18, 2022, Plan assets of approximately $21,872,142, on behalf of 54 LMCG participants, transferred to a newly established LMCG 401(k) plan.

Effective March 31, 2022, Mid-Continent Capital (MCC) ceased to be a Participating Employer under the Plan. Account balances of participating MCC employees remain an asset of the Plan.

(b)	Contributions

Employees of the Company who are entitled to paid vacation time and have completed one hour of service are eligible to participate in the Plan as of their hire date. Company profit sharing contributions to the Plan (referenced as “Employer Discretionary Contributions” in the Plan) for eligible employees of CNB and First American Equipment Finance, a subsidiary of CNB, are equal to a percentage of employee eligible compensation based on the change in Net Profit (as defined by the Plan) over the prior fiscal year, subject to an overall maximum Company contribution of 8.7% effective January 1, 2022 and 8% in 2021 of Consolidated Net Profit reduced by matching contributions made for such fiscal year (which are not made by forfeitures). For Plan years 2022 and 2021, a profit sharing contribution of 4.29% and 5.47%, respectively, of each participant’s eligible compensation was made by the Company. Separate from the contribution above, MCC, a Participating Employer in the Plan, did not make a discretionary profit sharing contribution for 2022; 8.678% was made for 2021, of each MCC participant’s eligible compensation. Participants direct the investment of their contributions into various investment options offered by the Plan. Company contributions are invested at the participant’s discretion in the same manner as the salary reduction contributions described below.

Under the 401(k) feature of the Plan, participants can contribute up to 50% of their eligible compensation as defined, but not to exceed the dollar amount allowed by law, which was $20,500 for year ended December 31, 2022 and $19,500 for year ended December 31, 2021. Effective January 1, 2022, the Company increased its match on employee deferrals from 60% to 75% of the first 6% of eligible compensation contributed to the Plan each payroll period. Participants age 50 and over may make unmatched “catch-up” deferrals in accordance with Internal Revenue Code (IRC) regulations and limitations, not to exceed the dollar amount allowed by law, which was $6,500 for both years ended December 31, 2022 and 2021. Participants may also contribute amounts representing distributions (rollovers) from other tax-favored plans.

(c)	Participant Accounts

Each participant account is credited with the participant’s contributions, allocations of the Company’s matching contribution and profit sharing contribution (if any), earnings or losses and administrative expenses as applicable. Earnings of the various funds are allocated to the participant balances according to the ratio that a participant’s account balance or shares held in a given fund bears to the total of all account balances or shares held in the fund.

(d)	Vesting

Participant contributions and the Company’s matching contributions are immediately fully vested. A participant shall become fully vested in his or her entire accrued benefit upon the participant’s Normal Retirement Date, death, or Total Disability as defined by the Plan. Except for any protected vesting provision on account of plan merger, the Company’s profit sharing contributions, for participants whose employment terminates prior to his or her Normal Retirement Date for reasons other than death or total disability shall vest in accordance with the following schedule:

Vested
Years of service	percentage
Less than 2 years	0%
2	25
3	50
4	75
5 or more	100

Any non-vested amounts in a terminated participant’s account will be forfeited in accordance with Plan provisions and used in the following sequence: first, to make any Plan contributions due to participants that have returned from qualified military service that are consistent with applicable law and the terms of the Plan; second, to make any Plan contributions required to correct administrative errors; third, to reduce matching contributions otherwise payable by the Company in the year that the forfeiture first becomes available; fourth, to restore previously forfeited account balances, if any; and fifth, to reduce matching contributions in the following year. During 2022 and 2021, forfeitures in the amounts of $1,462,012 and $1,768,908, respectively, were used in accordance with plan provisions as summarized above. As of December 31, 2022 and 2021, forfeited non-vested accounts totaled $27,212 and $80,461, respectively.

(e)	Benefit Payments

In accordance with Plan provisions, a participant may elect to receive a distribution of his or her entire vested accrued benefit upon the participant’s separation of service or attainment of age 59 ½. Under certain other conditions, such as for financial hardships defined by the Plan, a participant may request a distribution of his or her contributions. Effective January 1, 2022, the plan was amended to expand permitted reasons for financial hardship withdrawal to include expenses incurred on account of disasters declared by FEMA.

In general, for distributions other than for financial hardship or withdrawal of employee after-tax contributions, the method of payment shall be based on the participant’s election and may be made in the form of a single sum payment (cash or direct transfer to an Individual Retirement Account (IRA) or tax-favored plan that accepts the transfer), installments, or partial distribution (if vested account exceeds $5,000). A participant may also elect a combination of cash lump-sum payment and direct transfer. Distributions shall be made in cash or in-kind in accordance with the participant’s election and Plan provisions. Effective January 1, 2022, the plan was amended to modify the partial distribution option upon termination of employment for improved participant flexibility.

(f)	Notes Receivable from Participants

In accordance with provisions of the Plan’s Loan Program, loans to participants may be made in an amount not less than $1,000 and not to exceed the lesser of 50% of the participant’s vested account balance, or $50,000 reduced by the highest outstanding balance during the previous 12 months. Participants may only have one loan outstanding at a time. Such loans are collateralized by the participant’s vested balance in the Plan and bear the prevailing interest rate used by lending institutions for loans made under similar circumstances. Interest rates ranged from 4.25% to 8.5% and maturity dates ranged from January 2023 to December 2037 as of December 31, 2022. The terms of these loans cannot exceed five years except that if the loan is used to purchase the principal residence of the participant, the loan term may be extended for up to a period of 15 years. Principal and interest are paid ratably through payroll deductions.

(g)	Plan Termination

The Company has not expressed any intent to terminate the Plan; however, it may do so at any time, subject to the provisions of ERISA. In the event of Plan termination, participants automatically become fully vested in their accrued benefits.

(2)	Significant Accounting Policies

(a)	Basis of Presentation

The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the statements of net assets available for benefits and the additions and deductions in the statements of changes in net assets available for benefits, as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

Investment securities are carried at fair value. Refer to Note 3 for a discussion of fair value measurements. Purchases and sales of investments are recorded on a settlement-date basis, which does not materially differ from trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation or depreciation in fair value of investments includes both realized and unrealized gains and losses.

(d)	Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. If a participant ceases to make loan repayments and the plan administrator deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

(e)	Payment of Participant Benefits

Participant benefits are recorded when paid.

(f)	Administrative Expenses

A portion of the administrative expenses of the Plan are paid by participants, and a portion is paid by the Company. A participant’s share of the administrative expense is charged on a per capita basis and allocated quarterly.

(g)	Risks and Uncertainties

The Plan provides for various investment options in money market funds, mutual funds, common stocks, corporate debt, and government securities. Investment securities are exposed to various risks such as interest rate, market, and credit. Due to the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the various risk factors, in the near term, could materially affect participants’ account balances and the amounts reported in the financial statements.

(h)	Concentrations

Investment in the common stock of RBC comprises 7.8% and 7.1% of the Plan’s investments as of December 31, 2022 and 2021, respectively.

(3)	Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Plan considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. The inputs used in valuation techniques are prioritized as follows:

●	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

●	Level 2: Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets
●	Quoted prices for identical or similar assets or liabilities in inactive markets
●	Inputs other than quoted prices that are observable for the asset or liability
●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

●	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

If the determination of fair value measurement for a particular asset or liability is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used as of December 31, 2022 and 2021.

Mutual funds and cash equivalents: Valued at the quoted net asset value (NAV) of shares held by the Plan at year-end.

U.S. Government securities: Valued using quoted prices and other inputs directly or indirectly observable for the asset. Prices for securities without market feeds are obtained through a third-party valuation source.

Common and preferred stock: Valued at the closing prices reported in active markets on which the individual securities are traded. Prices for securities without market feeds are obtained through a third-party valuation source using quoted prices.

Corporate debt: Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings.

Partnerships: Valued at the closing prices reported in active markets on which the individual securities are traded.

Other assets: Primarily consist of options, which are valued by third-party vendors based on observable market inputs.

Common collective trust fund: Valued at the NAV of units of the collective trust. The NAV, as provided by the trustee of the common collective trust fund, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investments for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of a collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in a different fair value measurement at the reporting date.

As of December 31, 2022 and 2021, the Plan’s investments measured at fair value on a recurring basis consisted of the following instruments and classifications within the fair value hierarchy:

	Fair value measurement as of
	December 31, 2022
Asset Type	Level 1	Level 2	Level 3		Total
Cash and cash equivalents	$117,808,976	$917,306		$—	$118,726,282
U.S. Government securities	—	4,464,946		—	4,464,946
Mutual funds	576,888,584	—		—	576,888,584
Common stock	123,694,668	14,770			123,709,438
Preferred stock	777,588	—		—	777,588
Corporate debt	—	1,374,703		—	1,374,703
Partnerships	97,801	9,007		—	106,808
Other assets	—	29,727		—	29,727
Total assets in the fair value hierarchy	819,267,617	6,810,459		—	826,078,076
Investments measured at net asset value (1)	—			—	445,311,417
Total investments, at fair value	$819,267,617	$6,810,459	$		$1,271,389,493

	Fair value measurement as of
	December 31, 2021
Asset Type	Level 1	Level 2	Level 3		Total
Cash and cash equivalents	$109,371,443	$10,574		$—	$109,382,017
U.S. Government securities	—	681,684		—	681,684
Mutual funds	719,735,291	—		—	719,735,291
Common stock	148,259,206	35,395			148,294,601
Preferred stock	1,331,479	—		—	1,331,479
Corporate debt	—	1,237,654		—	1,237,654
Partnerships	100,853	—		—	100,853
Other assets	—	76,011		—	76,011
Total assets in the fair value hierarchy	978,798,272	2,041,318		—	980,839,590
Investments measured at net asset value (1)	—			—	527,961,459
Total investments, at fair value	$978,798,272	$2,041,318	$		$1,508,801,049

(1)	Investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy.

(4)	Party-in-Interest Transactions

Certain Plan investments are shares of City National Rochdale (CNR) Mutual Funds managed by CNR and shares of common stock of RBC. CNR is a wholly owned subsidiary of CNB, which is an indirect, wholly-owned subsidiary of RBC, and thus, these are party-in-interest transactions. As of December 31, 2022 and 2021, the Plan held the following:

	2022	2021
Number of Common Shares	1,059,276	1,024,954
Fair Market Value of Common Shares	$99,593,138	$108,788,652
Cost of Common Shares	67,672,514	59,828,847

(5)	Income Taxes

The Company received a favorable tax determination letter on May 8, 2017 from the IRS stating that the Plan is qualified under IRC Section 401(a) and that the Trust is exempt from federal income taxes under provisions of Section 501(a). Although the determination received in 2017 did not include Plan amendments executed after January 7, 2016, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Effective January 1, 2022, the Plan was amended and restated to incorporate all prior plan amendments and for mandated changes in accordance with the SECURE Act (e.g., change to the required minimum distribution beginning date) and for two (2) provisions of the CARES Act that were previously approved by the Plan’s Benefits Committee.

U.S. GAAP requires plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has concluded that as of December 31, 2022 and 2021, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan may be subject to audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	CASH EQUIVALENTS
	CNB Cash	253	CNB Cash	^	253
	Pershing Money Market Account	168,230	Pershing Money Market Account	^	168,230
	Schwab Cash Account	33,827	Schwab Cash Account	^	33,827
	TDA Money Market Deposit Account	1,063,762	TDA Money Market Deposit Account	^	7,103,545
	Wheat First/Evergreen US Govt Money Market	5,772	Wheat First/Evergreen US Govt Money M	^	5,772
*	City National Rochdale Govt MMkt Svc	1,063,762	City National Rochdale Govt MMkt Svc	^	1,063,762
	Schwab Treasury Obl Money-Va	304,565	Schwab Treasury Obl Money-Va	^	304,565
	Schwab US Treasury Money Fund Invs	40,126	Schwab US Treasury Money Fund Invs	^	40,126
	Schwab Value Advantage Money Fund Inv	321,018	Schwab Value Advantage Money Fund Inv	^	321,018
	Vanguard Federal Money Market Investor	108,767,876	Vanguard Federal Money Market Investo	^	108,767,876
	BMO Harris Bank Na	92,000	BMO Harris Bank Na	^	91,969
	City National Bank Of Fl	240,000	City National Bank Of Fl	^	239,975
*	City Natl Bk - Bev Hills	80,000	City Natl Bk - Bev Hills	^	79,148
	First Bank NC	20,000	First Bank NC	^	20,011
	First Republic Bank	40,000	First Republic Bank	^	40,009
	First Republic Bank	75,000	First Republic Bank	^	74,661
	Key Bank Na	23,000	Key Bank Na	^	23,002
	Wells Fargo Bank Na	100,000	Wells Fargo Bank Na	^	99,933
	Wells Fargo Bank Na	100,000	Wells Fargo Bank Na	^	99,810
	Wells Fargo Bank Natl Assn	150,000	Wells Fargo Bank Natl Assn	^	148,790
			TOTAL INTEREST BEARING CASH		118,726,282

	GOVERNMENT SECURITIES
	US Treasury Note/Bond	2,119,000	US Treasury Note/Bond	^	2,059,403
	US Treasury Note/Bond	650,000	US Treasury Note/Bond	^	631,008
	US Treasury Bill	480,000	US Treasury Bill	^	471,874
	US Treasury Note/Bond	350,000	US Treasury Note/Bond	^	336,875
	US Treasury Note/Bond	100,000	US Treasury Note/Bond	^	99,234
	US Treasury Note/Bond	100,000	US Treasury Note/Bond	^	99,047
	US Treasury Note/Bond	65,000	US Treasury Note/Bond	^	65,000
	US Treasury Note/Bond	50,000	US Treasury Note/Bond	^	48,797
	FNMA Note	45,000	FNMA Note	^	44,962
	US Treasury Note/Bond	35,000	US Treasury Note/Bond	^	34,445
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	29,784
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	29,502
	FNMA Note	30,000	FNMA Note	^	29,105
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	28,869
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	25,000
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	24,965
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	24,943
	FHLMC Note	30,000	FHLMC Note	^	24,907
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	24,751
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	24,244
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	24,153
	FFCB Note	25,000	FFCB Note	^	22,326
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	22,100
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	19,335
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	19,309
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	19,283
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	19,253
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	18,953
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	18,250
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	18,059
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	17,972
	US Treasury Note/Bond	15,000	US Treasury Note/Bond	^	14,763
	US Treasury Note/Bond	15,000	US Treasury Note/Bond	^	12,871
	US Treasury Note/Bond	10,000	US Treasury Note/Bond	^	9,422
	FNMA Note	10,000	FNMA Note	^	9,338
	FHLMC Note	10,000	FHLMC Note	^	8,963
	US Treasury Note/Bond	10,000	US Treasury Note/Bond	^	8,888
	FHLMC Note	8,000	FHLMC Note	^	7,994

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	FFCB Note	5,000	FFCB Note	^	5,009
	FFCB Note	5,000	FFCB Note	^	5,000
	FHLMC Note	5,000	FHLMC Note	^	4,995
	FHLMC Note	1,000	FHLMC Note	^	998
	FHLMC Note	1,000	FHLMC Note	^	997
			TOTAL GOVERNMENT SECURITIES		4,464,946

	CORPORATE OBLIGATIONS
	3M Company	24,000	3M Company	^	22,214
	Abbvie Inc	20,000	Abbvie Inc	^	19,404
	Abbvie Inc	36,000	Abbvie Inc	^	34,140
	Alcan Incorporated	15,000	Alcan Incorporated	^	16,193
	Alphabet Inc	28,000	Alphabet Inc	^	27,752
	Amazon.Com Inc	10,000	Amazon.Com Inc	^	9,693
	America Movil Sab De Cv	10,000	America Movil Sab De Cv	^	10,600
	American Honda Finance	10,000	American Honda Finance	^	9,160
	Anheuser-Busch Inbev Wor	10,000	Anheuser-Busch Inbev Wor	^	9,906
	Apple Inc	20,000	Apple Inc	^	19,269
	AT&T Inc	15,000	AT&T Inc	^	13,380
	AT&T Inc	14,000	AT&T Inc	^	13,322
	Autozone Inc	35,000	Autozone Inc	^	34,030
	Bank Of America Corp	20,000	Bank Of America Corp	^	19,519
	BP Cap Markets America	10,000	BP Cap Markets America	^	9,335
	BP Capital Markets PLC	20,000	BP Capital Markets PLC	^	18,833
	Capital One Financial Co	20,000	Capital One Financial Co	^	20,000
	Caterpillar Inc	5,000	Caterpillar Inc	^	4,354
	CBL & Associates LP Escrow	27,000	CBL & Associates LP Escrow	^	0
	Celenese US Holding	10,000	Celenese US Holding	^	9,973
	Charles Schwab Corp	20,000	Charles Schwab Corp	^	17,724
	Citigroup Inc	25,000	Citigroup Inc	^	18,198
	Citigroup Inc	15,000	Citigroup Inc	^	14,550
	Citigroup Inc	14,000	Citigroup Inc	^	13,411
	Citigroup Inc	45,000	Citigroup Inc	^	35,643
	Comcast Corp	20,000	Comcast Corp	^	19,595
	Comcast Corp	15,000	Comcast Corp	^	14,415
	Conoco Phillips Corp	10,000	Conoco Phillips Corp	^	11,438
	Credit Suisse Usa Inc	25,000	Credit Suisse Usa Inc	^	25,339
	Dowdupont Inc	12,000	Dowdupont Inc	^	11,855
	Duke Energy Carolinas	15,000	Duke Energy Carolinas	^	12,915
	Duke Energy Corp	10,000	Duke Energy Corp	^	9,835
	Energy Transfer Operatng	40,000	Energy Transfer Operatng	^	35,365
	Enterprise Products Oper	14,000	Enterprise Products Oper	^	13,256
	EOG Resources Inc	20,000	EOG Resources Inc	^	19,303
	Equinor Asa	32,000	Equinor Asa	^	30,685
	Fairfax Financial Hldgs	10,000	Fairfax Financial Hldgs	^	10,283
	General Motors Co	22,000	General Motors Co	^	22,487
	General Motors Finl Co	10,000	General Motors Finl Co	^	9,500
	General Mtrs Accep Corp	10,000	General Mtrs Accep Corp	^	10,427
	Goldman Sachs Group Inc	16,000	Goldman Sachs Group Inc	^	15,798
	Intel Corp	10,000	Intel Corp	^	9,748
	JC Penney Corp Inc	20,000	JC Penney Corp Inc	^	0
	Jefferies Grp LLC / Cap	10,000	Jefferies Grp LLC / Cap	^	8,927
	Johnson & Johnson SR NT	18,000	Johnson & Johnson SR NT	^	16,922
	JPMorgan Chase & Co	15,000	JPMorgan Chase & Co	^	14,090
	JPMorgan Chase & Co	15,000	JPMorgan Chase & Co	^	14,713
	Kansas City Southern	24,000	Kansas City Southern	^	20,694
	Kla-Tencor Corp	3,000	Kla-Tencor Corp	^	2,999
	Kohl's Corporation	5,000	Kohl's Corporation	^	3,960
	Laboratory Corp Of Amer	10,000	Laboratory Corp Of Amer	^	9,690
	Lowe's Cos Inc	28,000	Lowe's Cos Inc	^	26,127
	Mitsubishi UFJ Fin Grp	10,000	Mitsubishi UFJ Fin Grp	^	9,212
	Morgan Stanley	25,000	Morgan Stanley	^	24,867

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Morgan Stanley	26,000	Morgan Stanley	^	25,613
	Morgan Stanley	10,000	Morgan Stanley	^	11,272
	National Rural Util Coop	20,000	National Rural Util Coop	^	18,525
	Oracle Corp	32,000	Oracle Corp	^	30,192
	Ovintiv Inc	5,000	Ovintiv Inc	^	5,501
	Owl Rock Core Income Cor	10,000	Owl Rock Core Income Cor	^	9,701
	Pepsi Co	26,000	Pepsi Co	^	24,720
	Pfizer Inc	10,000	Pfizer Inc	^	9,430
	Plains All Amer Pipeline	10,000	Plains All Amer Pipeline	^	9,888
	Procter & Gamble Co/The	18,000	Procter & Gamble Co/The	^	16,484
	Pulte Group Inc	10,000	Pulte Group Inc	^	11,173
	Qwest Corporation	25,000	Qwest Corporation	^	24,852
	Reynolds American Inc	10,000	Reynolds American Inc	^	10,225
	Santander UK PLC	15,000	Santander UK PLC	^	14,817
	Select Income Reit	10,000	Select Income Reit	^	9,058
	Shell International Fin	20,000	Shell International Fin	^	19,213
	Southern Cal Edison	5,000	Southern Cal Edison	^	5,168
	United Technologies Corp	26,000	United Technologies Corp	^	24,927
	Unitedhealth Group Inc	34,000	Unitedhealth Group Inc	^	33,955
	US Bancorp	45,000	US Bancorp	^	34,933
	Verizon Communications	10,000	Verizon Communications	^	9,677
	Verizon Communications	30,000	Verizon Communications	^	23,403
	Viacom Inc	10,000	Viacom Inc	^	9,819
	ViacomCBS Inc	14,000	ViacomCBS Inc	^	12,498
	Viacomcbs Inc	40,000	Viacomcbs Inc	^	35,648
	Walmart Inc	22,000	Walmart Inc	^	21,296
	Wells Fargo & Company	22,000	Wells Fargo & Company	^	21,397
	Wells Fargo & Company	20,000	Wells Fargo & Company	^	19,309
	Wells Fargo & Company	20,000	Wells Fargo & Company	^	16,961
			TOTAL CORPORATE OBLIGATIONS		1,374,703

	PREFERRED STOCKS
	AMC Entertainment Hldgs	4,101	AMC Entertainment Hldgs	^	5,782
	Citigrp Inc 7.125%-J	100	Citigrp Inc 7.125%-J	^	2,516
	Enbridge Inc	10,000	Enbridge Inc	^	244,000
	Fifth Third Bancorp 6%	1,326	Fifth Third Bancorp 6%	^	29,689
	Gaslog Partners LP 8.5	150	Gaslog Partners LP 8.5	^	3,602
	Istar Finl Inc Pfd Ser D	2,000	Istar Finl Inc Pfd Ser D	^	49,580
	M&T Bank Corporation 5.625%	1,834	M&T Bank Corporation 5.625%	^	42,916
	Morgan Stanley 6.5%	7,900	Morgan Stanley 6.5%	^	199,475
	Morgan Stanley 7.125	1,000	Morgan Stanley 7.125	^	25,150
	Regions Financial Corporation Dep Shs Repstg	500	Regions Financial Corporation Dep Shs	^	11,995
	SVB Financial Group	2,800	SVB Financial Group	^	48,020
	Teekay Lng Partners	100	Teekay Lng Partners	^	2,357
	Wells Fargo & Company 5.85	100	Wells Fargo & Company 5.85	^	2,301
	Wells Fargo & Company 7.5%	93	Wells Fargo & Company 7.5%	^	110,205
			TOTAL PREFERRED STOCKS		777,588

	COMMON STOCKS
	10X Genomics Inc-Class A	80	10X Genomics Inc-Class A	^	2,915
	1933 Industries Inc	500	1933 Industries Inc	^	7
	1Pm Industries Inc	1,500,000	1Pm Industries Inc	^	2
	23andMe Holding Co	1,675	23andMe Holding Co	^	3,618
	3-D Systems Corp	111	3-D Systems Corp	^	821
	3m Co.	111	3m Co.	^	13,287
	Abb Ltd Spons ADR	50	Abb Ltd Spons ADR	^	1,523
	Abbott Laboratories	158	Abbott Laboratories	^	17,320
	Abbvie Inc	409	Abbvie Inc	^	66,122
	Abcellera Biologics Inc	1,000	Abcellera Biologics Inc	^	10,130
	Accelleron Industries Ag ADR	2	Accelleron Industries Ag ADR	^	41
	Accenture PLC	214	Accenture PLC	^	57,104

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Accuray Inc	100	Accuray Inc	^	209
	Acreage Holdings Sub Vtg E	14	Acreage Holdings Sub Vtg E	^	7
	Acreage Holdings-Sub Vtg D	6	Acreage Holdings-Sub Vtg D	^	4
	Activision Blizzard Inc	50	Activision Blizzard Inc	^	3,851
	Adobe Inc	324	Adobe Inc	^	109,036
	Advanced Micro Devices	2,145	Advanced Micro Devices	^	138,932
	Adyen Nv-Unspon ADR	1,010	Adyen Nv-Unspon ADR	^	13,938
	Aercap Holdings NV	500	Aercap Holdings NV	^	29,160
	Aerovironment Inc	50	Aerovironment Inc	^	4,283
	Affimed NV	26,100	Affimed NV	^	32,364
	Affirm Holdings Inc	45	Affirm Holdings Inc	^	435
	Aflac Inc	226	Aflac Inc	^	16,227
	Agenus Inc	1	Agenus Inc	^	2
	Agilent Technologies	15	Agilent Technologies	^	2,245
	Agios Pharmaceuticals Inc	100	Agios Pharmaceuticals Inc	^	2,808
	AGNC Investment Corp	6,430	AGNC Investment Corp	^	66,549
	Aileron Therapeutics Inc	500	Aileron Therapeutics Inc	^	1,185
	Airbnb Inc Class A	535	Airbnb Inc Class A	^	45,742
	Akamai Technologies	360	Akamai Technologies	^	30,348
	Akero Therapeutics Inc	50	Akero Therapeutics Inc	^	2,740
	Akoustis Technologies Inc	150	Akoustis Technologies Inc	^	423
	Akoya Biosciences Inc	360	Akoya Biosciences Inc	^	3,445
	Alarm.Com Holdings Inc	20	Alarm.Com Holdings Inc	^	990
	Albemarle Corp	24	Albemarle Corp	^	5,205
	Albertsons Cos Inc - Class A	305	Albertsons Cos Inc - Class A	^	6,326
	Alcoa Inc	32	Alcoa Inc	^	1,457
	Aleafia Health Inc	250	Aleafia Health Inc	^	12
	Alector Inc	50	Alector Inc	^	461
	Alfi Inc	1,500	Alfi Inc	^	19
	Algonquin Power & Utilities	563	Algonquin Power & Utilities	^	3,668
	Alibaba Group Holding-Sp ADR	769	Alibaba Group Holding-Sp ADR	^	67,741
	Allied Corp	480	Allied Corp	^	101
	Allogene Therapeutics Inc	400	Allogene Therapeutics Inc	^	2,516
	Allstate Corp	5	Allstate Corp	^	678
	Ally Financial Inc	1,476	Ally Financial Inc	^	36,092
	Alphabet Inc CL A	3,610	Alphabet Inc CL A	^	318,510
	Alphabet Inc CL C	829	Alphabet Inc CL C	^	73,557
	Alpine 4 Holdings Inc	200	Alpine 4 Holdings Inc	^	106
	Alt Hse Cannabis Inc	36	Alt Hse Cannabis Inc	^	0
	Alteryx Inc - Class A	1,037	Alteryx Inc - Class A	^	52,545
	Altria Group Inc	1,355	Altria Group Inc	^	61,955
	Altus Power Inc	6,125	Altus Power Inc	^	39,935
	Alzamend Neuro Inc	2,000	Alzamend Neuro Inc	^	1,130
	Amarin Corporation Plc -ADR	877	Amarin Corporation Plc -ADR	^	1,061
	Amazon Com Inc	11,140	Amazon Com Inc	^	935,760
	Amazonas Florestal Ltd	500,000	Amazonas Florestal Ltd	^	100
	Ambarella Inc	25	Ambarella Inc	^	2,056
	AMC Entertainment Hlds CL A	3,204	AMC Entertainment Hlds CL A	^	13,040
	American Airlines Group Inc	5,990	American Airlines Group Inc	^	76,193
	American Eagle Outfitters	741	American Eagle Outfitters	^	10,345
	American Electric Power Co	633	American Electric Power Co	^	60,125
	American Express Co.	278	American Express Co.	^	41,095
	American Green Inc	165,000	American Green Inc	^	181
	American Homes 4 Rent- A	202	American Homes 4 Rent- A	^	6,078
	American International Group	350	American International Group	^	22,134
	American Water Works Co Inc	371	American Water Works Co Inc	^	56,494
	American Xtal Tech Inc.	100	American Xtal Tech Inc.	^	438
	Amesite Inc (amst 02/22/23)	49	Amesite Inc (amst 02/22/23)	^	9
	Amgen Inc	11	Amgen Inc	^	2,794
	Amico Games Corp (delisted 11/10/14)	250	Amico Games Corp (delisted 11/10/14)	^	0
	Amn Healthcare Services	32	Amn Healthcare Services	^	3,290
	Analog Devices Inc	44	Analog Devices Inc	^	7,154

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Angi Inc	100	Angi Inc	^	235
	Anglo American Plat-Spon ADR	25	Anglo American Plat-Spon ADR	^	349
	Anheuser Busch Inbev	879	Anheuser Busch Inbev	^	52,775
	Anixa Biosciences Inc	800	Anixa Biosciences Inc	^	3,400
	Annaly Capital Management Inc	2,249	Annaly Capital Management Inc	^	47,411
	Aon PLC	85	Aon PLC	^	25,512
	APA Corporation	4,600	APA Corporation	^	214,728
	Apple Inc	21,436	Apple Inc	^	2,785,174
	Applied Dna Sciences Inc	1,500	Applied Dna Sciences Inc	^	2,490
	Applied Material	250	Applied Material	^	24,362
	Applied Uv Inc	500	Applied Uv Inc	^	452
	Applovin Corp Class A	50	Applovin Corp Class A	^	526
	Aquabounty Technologies Inc	1	Aquabounty Technologies Inc	^	1
	Arbor Realty Trust Inc	1,075	Arbor Realty Trust Inc	^	14,179
	Arch Resources Inc	1	Arch Resources Inc	^	154
	Archer Daniels Midland	45	Archer Daniels Midland	^	4,196
	Ardelyx Inc	150	Ardelyx Inc	^	428
	Ares Capital Corp	30,175	Ares Capital Corp	^	557,338
	Ares Management Corp	17	Ares Management Corp	^	1,145
	Arista Networks Inc	80	Arista Networks Inc	^	9,708
	Armour Residential Reit Inc	33	Armour Residential Reit Inc	^	186
	Artificial Intelligence Tech	30,720	Artificial Intelligence Tech	^	175
	Artistdirect Inc (Delisted 8/5/2009)	80	Artistdirect Inc (Delisted 8/5/2009)	^	0
	Arway Corp	1	Arway Corp	^	1
	Asana Inc Cl A	50	Asana Inc Cl A	^	688
	Asml Holding Nv	100	Asml Holding Nv	^	54,640
	Astra Space Inc	1,000	Astra Space Inc	^	434
	Astrazeneca Plc Sponsored Adr	50	Astrazeneca Plc Sponsored Adr	^	3,390
	Astro Aerospace Ltd	16	Astro Aerospace Ltd	^	0
	AT&T Inc	8,000	AT&T Inc	^	147,276
	Atea Pharmaceuticals Inc	500	Atea Pharmaceuticals Inc	^	2,405
	Atreca Inc A	100	Atreca Inc A	^	80
	Auburn Natl Bancorporation	2,933	Auburn Natl Bancorporation	^	67,459
	Aurora Cannabis Inc	17	Aurora Cannabis Inc	^	16
	Autodesk Inc	10	Autodesk Inc	^	1,869
	Automatic Data Processing	4	Automatic Data Processing	^	1,005
	Autonation	25	Autonation	^	2,682
	Auxly Cannabis Group Inc	480	Auxly Cannabis Group Inc	^	7
	Avangrid Inc	575	Avangrid Inc	^	24,713
	Aveo Pharmaceuticals Inc (acquired 01/20/23)	4,210	Aveo Pharmaceuticals Inc (acquired 01	^	62,939
	Axon Enterprise Inc	10	Axon Enterprise Inc	^	1,659
	Axonics Inc	35	Axonics Inc	^	2,189
	Axos Financial Inc	1	Axos Financial Inc	^	38
	Axsome Therapeutics Inc	400	Axsome Therapeutics Inc	^	30,852
	Azenta Inc	10	Azenta Inc	^	582
	B Riley Financial Inc	25	B Riley Financial Inc	^	855
	Backblaze Inc A	100	Backblaze Inc A	^	615
	Baidu Inc	10	Baidu Inc	^	1,144
	Banco Bilbao Vizcaya ADR	1	Banco Bilbao Vizcaya ADR	^	6
	Banco Macro SA - ADR	1	Banco Macro SA - ADR	^	16
	Bank Of America Corp	5,727	Bank Of America Corp	^	189,664
	Barclays Plc ADR	101	Barclays Plc ADR	^	788
	Barrick Gold Corp	620	Barrick Gold Corp	^	10,660
	Bausch Health Cos Inc	1,827	Bausch Health Cos Inc	^	11,474
	Baytex Energy Corp (bte 02/23/23)	55,000	Baytex Energy Corp (bte 02/23/23)	^	247,008
	Bce Inc Com	689	Bce Inc Com	^	30,282
	Beam Therapeutics Inc	35	Beam Therapeutics Inc	^	1,369
	Becton Dickinson & Co	182	Becton Dickinson & Co	^	46,283
	Bed Bath And Beyond Inc	1	Bed Bath And Beyond Inc	^	3
	Berkshire Hathaway Inc Cl B	1,109	Berkshire Hathaway Inc Cl B	^	342,570
	Best Buy Co	83	Best Buy Co	^	6,656
	Beyond Meat Inc	1,240	Beyond Meat Inc	^	15,264

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	BHP Limited	144	BHP Limited	^	8,907
	Bigcommerce Holdings-Ser 1	200	Bigcommerce Holdings-Ser 1	^	1,748
	Bigg Digital Assets Inc	200	Bigg Digital Assets Inc	^	34
	Biogen Inc	5	Biogen Inc	^	1,385
	Biomarin Pharmaceutical	138	Biomarin Pharmaceutical	^	14,282
	Bionano Genomics Inc	6,000	Bionano Genomics Inc	^	8,760
	Biora Therapeutics Inc	2,000	Biora Therapeutics Inc	^	263
	Biosig Technologies Inc	5,000	Biosig Technologies Inc	^	2,100
	Bio-Techne Corp	4	Bio-Techne Corp	^	332
	Bit Digital Inc	250	Bit Digital Inc	^	150
	Bitcoin Services Inc (delisted 07/29/21)	6,000	Bitcoin Services Inc (delisted 07/29/	^	0
	Bitfarms Ltd	500	Bitfarms Ltd	^	220
	Black Iron Inc	20,000	Black Iron Inc	^	1,092
	Blackberry Ltd	126	Blackberry Ltd	^	411
	BlackRock 2001 Term Tr Inc	23	BlackRock 2001 Term Tr Inc	^	16,044
	Blackstone Inc	5,943	Blackstone Inc	^	440,937
	Blink Charging Co	37	Blink Charging Co	^	406
	Block Inc A	14,543	Block Inc A	^	913,882
	Bloom Energy Corp- A	325	Bloom Energy Corp- A	^	6,214
	Boeing Company	924	Boeing Company	^	176,013
	Bombardier Inc CL B	46	Bombardier Inc CL B	^	1,776
	Boston Beer Co Inc A	11	Boston Beer Co Inc A	^	3,625
	Boyd Gaming Corp	196	Boyd Gaming Corp	^	10,665
	Bp Plc Spons Adr	245	Bp Plc Spons Adr	^	8,556
	Brewbilt Brewing Co	31	Brewbilt Brewing Co	^	0
	Bristol-Myers Squibb Co	154	Bristol-Myers Squibb Co	^	11,107
	British American Tobacco	350	British American Tobacco	^	13,988
	Brookfield Infrastructure Corp Vtg Shs A	67	Brookfield Infrastructure Corp Vtg Sh	^	2,606
	BTCS Inc	121	BTCS Inc	^	76
	Bumble Inc-A	30	Bumble Inc-A	^	632
	Butterfly Network Inc	580	Butterfly Network Inc	^	1,427
	BYD Co Ltd H	75	BYD Co Ltd H	^	1,851
	BYD Co Ltd Unsponsored ADR	1,750	BYD Co Ltd Unsponsored ADR	^	85,995
	C3.Ai Inc A	1,170	C3.Ai Inc A	^	13,092
	Cadence Design Systems Inc	5	Cadence Design Systems Inc	^	803
	Cadiz Inc	750	Cadiz Inc	^	1,875
	Cameco Corp	50	Cameco Corp	^	1,134
	Camping World Holdings Inc-A	639	Camping World Holdings Inc-A	^	14,262
	Canada Goose Holdings Inc	545	Canada Goose Holdings Inc	^	9,706
	Canadian Natural Resources	161	Canadian Natural Resources	^	8,943
	Canadian Pacific Railway	14	Canadian Pacific Railway	^	1,044
	Cannabix Technologies Inc	65	Cannabix Technologies Inc	^	16
	Cannlabs Inc	550	Cannlabs Inc	^	4
	Canopy Growth Corp	1,600	Canopy Growth Corp	^	3,696
	Capital One Financial Corp Com	1,219	Capital One Financial Corp Com	^	113,318
	Capri Holdings Ltd	250	Capri Holdings Ltd	^	14,330
	Capricor Therapeutics Inc	1	Capricor Therapeutics Inc	^	4
	Caretrust REIT Inc	75	Caretrust REIT Inc	^	1,394
	Carnival Corp.	4,119	Carnival Corp.	^	33,199
	CarParts.com Inc	25	CarParts.com Inc	^	157
	Carrier Global Corp	32	Carrier Global Corp	^	1,300
	Castle Biosciences Inc	100	Castle Biosciences Inc	^	2,354
	Caterpillar Inc	125	Caterpillar Inc	^	30,039
	Cazoo Group Ltd (czoo 02/09/23)	100	Cazoo Group Ltd (czoo 02/09/23)	^	16
	Cbak Energy Technology Inc	3,000	Cbak Energy Technology Inc	^	2,970
	Cbl & Associates Properties	945	Cbl & Associates Properties	^	21,811
	Celanese Corp Series A	31	Celanese Corp Series A	^	3,135
	Celsius Holdings Inc	20	Celsius Holdings Inc	^	2,081
	Cerence Inc	6	Cerence Inc	^	111
	Champion Iron Ltd	500	Champion Iron Ltd	^	2,472
	ChargePoint Holdings Inc	455	ChargePoint Holdings Inc	^	4,336
	Charles Schwab Corporation	409	Charles Schwab Corporation	^	34,013

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Charlottes Web Holdings Inc	150	Charlottes Web Holdings Inc	^	78
	Chart Industries Inc	10	Chart Industries Inc	^	1,152
	Charter Communications New Cl A	5	Charter Communications New Cl A	^	1,696
	Chegg Inc	290	Chegg Inc	^	7,328
	Cheniere Energy Inc	3	Cheniere Energy Inc	^	450
	Chesapeake Energy Corp	52	Chesapeake Energy Corp	^	4,889
	Chevron Corp	803	Chevron Corp	^	144,163
	Chewy Inc - Class A	77	Chewy Inc - Class A	^	2,855
	China Evergrande Group	2,000	China Evergrande Group	^	40
	Chineseinvestors.Com Inc	2,500	Chineseinvestors.Com Inc	^	0
	Chipotle Mexican Grill - Cl A	8	Chipotle Mexican Grill - Cl A	^	11,100
	Chubb Ltd	40	Chubb Ltd	^	8,844
	Cigna Group	16	Cigna Group	^	5,302
	Cincinnatti Financial Corp	346	Cincinnatti Financial Corp	^	35,427
	Cinemark Holdings Inc	3,172	Cinemark Holdings Inc	^	27,470
	Cintas Corp	213	Cintas Corp	^	96,195
	Cirrus Logic Inc	20	Cirrus Logic Inc	^	1,490
	Cisco Systems Inc	1,753	Cisco Systems Inc	^	83,516
	Citigroup Inc	98	Citigroup Inc	^	4,427
	Citizens Financial Group	875	Citizens Financial Group	^	34,447
	Clearway Energy Inc CL C	102	Clearway Energy Inc CL C	^	3,242
	Clorox Co.	2	Clorox Co.	^	296
	Cloudflare Inc Class A	51	Cloudflare Inc Class A	^	2,306
	Clover Health Investments Corp	1,550	Clover Health Investments Corp	^	1,441
	Clovis Oncology Inc	93,000	Clovis Oncology Inc	^	4,906
	CME Group Inc	233	CME Group Inc	^	39,181
	Coca-Cola Company	2,323	Coca-Cola Company	^	147,764
	Cognex Corp	70	Cognex Corp	^	3,298
	Coinbase Global Inc -Class A	520	Coinbase Global Inc -Class A	^	18,403
	Collplant Biotechnologies Lt	11	Collplant Biotechnologies Lt	^	92
	Columbia Care Inc	100	Columbia Care Inc	^	75
	Comcast Corp Cl A	1,206	Comcast Corp Cl A	^	42,174
	Community Trust Bancorp Inc	437	Community Trust Bancorp Inc	^	20,060
	Computer Task Group Inc	1,000	Computer Task Group Inc	^	7,560
	Comstock Resources Inc	200	Comstock Resources Inc	^	2,742
	Conagra Brands Inc	700	Conagra Brands Inc	^	27,090
	Conocophillips	134	Conocophillips	^	15,867
	Consolidated Edison	247	Consolidated Edison	^	23,522
	Constellation Brands Cl. A	25	Constellation Brands Cl. A	^	5,816
	Coppernico Metals Inc	125	Coppernico Metals Inc	^	0
	Core One Labs Inc	2	Core One Labs Inc	^	1
	Cornerstone Strategic Value	475	Cornerstone Strategic Value	^	3,501
	Costar Group Inc	25	Costar Group Inc	^	1,932
	Costco Wholesale Corp-New	551	Costco Wholesale Corp-New	^	251,557
	Coterra EnerCoterra Energy Inc	256	Coterra EnerCoterra Energy Inc	^	6,288
	Coty Inc-Cl A	20	Coty Inc-Cl A	^	171
	Coupang Inc	330	Coupang Inc	^	4,854
	CPS Technologies Corp	2,000	CPS Technologies Corp	^	5,380
	Credit Suisse Group Spon Adr	1	Credit Suisse Group Spon Adr	^	3
	Cresco Labs Inc Subordinate	85	Cresco Labs Inc Subordinate	^	153
	Crispr Therapeutics AG	18	Crispr Therapeutics AG	^	732
	Cronos Group Inc	385	Cronos Group Inc	^	978
	Cross Timbers Royalty Trust	400	Cross Timbers Royalty Trust	^	10,172
	Crowdstrike Holdings Inc - A	250	Crowdstrike Holdings Inc - A	^	26,322
	Crown Castle Inc	924	Crown Castle Inc	^	125,348
	Curaleaf Holdings Inc	125	Curaleaf Holdings Inc	^	537
	CV Sciences Inc	20,200	CV Sciences Inc	^	654
	CVS Health Corp	214	CVS Health Corp	^	19,897
	Cybin Inc	960	Cybin Inc	^	285
	D R Horton Inc.	6	D R Horton Inc.	^	543
	Daimler Truck Spon ADR	10	Daimler Truck Spon ADR	^	154
	Daimlerchrysler Ag	10	Daimlerchrysler Ag	^	654

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Danaher Corp Del	272	Danaher Corp Del	^	72,211
	Data443 Risk Mitigation Inc	7	Data443 Risk Mitigation Inc	^	2
	Dave Inc (dave 01/06/23)	400	Dave Inc (dave 01/06/23)	^	116
	Deckers Outdoor Corp	17	Deckers Outdoor Corp	^	6,786
	Deep Rock Oil & Gas Inc (delisted)	101	Deep Rock Oil & Gas Inc (delisted)	^	0
	Deere & Co.	22	Deere & Co.	^	9,526
	Delta Air Lines Inc	166	Delta Air Lines Inc	^	5,455
	Dermtech Inc	4,595	Dermtech Inc	^	8,133
	Desert Mountain Energy Corp	5,000	Desert Mountain Energy Corp	^	10,200
	Designer Brands Inc	1,000	Designer Brands Inc	^	9,780
	Desktop Metal Inc	11	Desktop Metal Inc	^	15
	Deutsche Bank Ag Ord	470	Deutsche Bank Ag Ord	^	5,416
	Deutsche Telekom Ag Sponsored Adr	500	Deutsche Telekom Ag Sponsored Adr	^	9,990
	Devon Energy Corp New	45	Devon Energy Corp New	^	2,788
	Diageo Plc Sposored Adr New	13	Diageo Plc Sposored Adr New	^	2,316
	Dicks Sporting Goods Inc	20	Dicks Sporting Goods Inc	^	2,406
	Digatrade Financial Corp	101	Digatrade Financial Corp	^	0
	Digihost Technology Inc	500	Digihost Technology Inc	^	180
	Digital Realty Trust Inc	5	Digital Realty Trust Inc	^	520
	Digital Turbine Inc	950	Digital Turbine Inc	^	14,478
	Digitalbridge Group Inc	3,600	Digitalbridge Group Inc	^	39,384
	Discovery Silver Corp	500	Discovery Silver Corp	^	500
	Disney Walt Co	1,737	Disney Walt Co	^	150,911
	District Metals Corp	5,000	District Metals Corp	^	257
	Docusign Inc	36	Docusign Inc	^	1,995
	Dolby Laboratories Inc A	248	Dolby Laboratories Inc A	^	17,494
	Dominion Energy Inc	651	Dominion Energy Inc	^	39,919
	Domino's Pizza Inc	26	Domino's Pizza Inc	^	9,006
	Dow Inc	103	Dow Inc	^	5,170
	Doximity Inc-Class A	187	Doximity Inc-Class A	^	6,276
	DraftKings Inc	7,021	DraftKings Inc	^	79,969
	Dropbox Inc Class A	100	Dropbox Inc Class A	^	2,238
	Dufry Ag - ADR	2,000	Dufry Ag - ADR	^	8,324
	Duke Energy Corp	530	Duke Energy Corp	^	54,585
	Dynavax Technologies Corp	233	Dynavax Technologies Corp	^	2,479
	Ebang International Hldgs A	6	Ebang International Hldgs A	^	17
	Ebay Inc	405	Ebay Inc	^	16,795
	Ecosciences Inc	4,000,000	Ecosciences Inc	^	4
	Editas Medicine Inc	50	Editas Medicine Inc	^	443
	Edwards Lifesciences	1,096	Edwards Lifesciences	^	81,773
	EHealth Inc	200	EHealth Inc	^	968
	Ekso Bionics Holdings Inc	3,000	Ekso Bionics Holdings Inc	^	3,570
	Elanco Animal Health Inc	74	Elanco Animal Health Inc	^	904
	Elastic Nv	125	Elastic Nv	^	6,437
	Electrameccanica Vehicles Co	586	Electrameccanica Vehicles Co	^	354
	Element Solutions Inc	100	Element Solutions Inc	^	1,819
	Elemental Altus Royalties Corp	350	Elemental Altus Royalties Corp	^	341
	Eli Lilly & Company	20	Eli Lilly & Company	^	7,359
	Emcore Corp	750	Emcore Corp	^	722
	Emerson Electric Co	435	Emerson Electric Co	^	41,786
	EMX Royalty Corp	350	EMX Royalty Corp	^	662
	Enbridge Inc	2,495	Enbridge Inc	^	97,540
	Endeavor Group Hold Class A	50	Endeavor Group Hold Class A	^	1,127
	Endeavour Mining Corp	18	Endeavour Mining Corp	^	386
	Energous Corp	25	Energous Corp	^	21
	Enovix Corp	379	Enovix Corp	^	4,715
	Enphase Energy Inc	72	Enphase Energy Inc	^	19,077
	Entergy Corp	414	Entergy Corp	^	46,575
	Entheon Biomedical Corp	800	Entheon Biomedical Corp	^	10
	Enthusiast Gaming Holdings I	500	Enthusiast Gaming Holdings I	^	278
	Entourage Health Corp	750	Entourage Health Corp	^	11
	EnviroMetal Technologies Inc	20,000	EnviroMetal Technologies Inc	^	1,040

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Eog Resources Inc	407	Eog Resources Inc	^	52,715
	Eom Pharmaceutical Holdings Inc	5,875	Eom Pharmaceutical Holdings Inc	^	4,816
	Epazz Inc	37,000	Epazz Inc	^	100
	Equifax Inc.	1	Equifax Inc.	^	194
	Equinix Inc	64	Equinix Inc	^	41,922
	Equinox Gold Corp	4,610	Equinox Gold Corp	^	15,121
	Equity Res. Property	12	Equity Res. Property	^	685
	Estee Lauder Cos Cl A	32	Estee Lauder Cos Cl A	^	7,965
	Etsy Inc	43	Etsy Inc	^	5,151
	Eventbrite Inc-Class A	50	Eventbrite Inc-Class A	^	293
	Eversource Energy	360	Eversource Energy	^	30,182
	Everspin Technologies Inc	100	Everspin Technologies Inc	^	556
	Exact Sciences Corp	111	Exact Sciences Corp	^	5,496
	Exp World Holdings Inc	100	Exp World Holdings Inc	^	1,108
	Exxon-Mobil Corporation	959	Exxon-Mobil Corporation	^	105,826
	Fannie Mae	280	Fannie Mae	^	99
	Fanuc Ltd Unsp ADR	25	Fanuc Ltd Unsp ADR	^	372
	Farmland Partners Inc	25	Farmland Partners Inc	^	311
	Faurecia	10	Faurecia	^	151
	Fdctech Inc	20,940	Fdctech Inc	^	262
	Ferrellgas Partners-LP	11	Ferrellgas Partners-LP	^	78
	Fifth Third Bancorp	900	Fifth Third Bancorp	^	29,514
	Figs Inc-Class A	174	Figs Inc-Class A	^	1,171
	First Horizon Corp	2,368	First Horizon Corp	^	58,016
	First Republic Bank/San Fran	8	First Republic Bank/San Fran	^	983
	First Solar Inc	5	First Solar Inc	^	749
	Firstenergy Corp	582	Firstenergy Corp	^	24,409
	Fiserv Inc	45	Fiserv Inc	^	4,548
	Fisker Inc	20,811	Fisker Inc	^	151,296
	Fiverr International Ltd	32	Fiverr International Ltd	^	932
	Flex Lng Ltd	500	Flex Lng Ltd	^	16,345
	Floor & Decor Holdings Inc-A	20	Floor & Decor Holdings Inc-A	^	1,393
	Flora Growth Corp	1,800	Flora Growth Corp	^	410
	Flowers Foods Inc	349	Flowers Foods Inc	^	10,042
	Ford Motor Co New	4,141	Ford Motor Co New	^	48,165
	Forian Inc	13	Forian Inc	^	35
	Fortinet Inc	100	Fortinet Inc	^	4,889
	Fortuna Silver Mines Inc	100	Fortuna Silver Mines Inc	^	375
	Franco Nevada Corp	10	Franco Nevada Corp	^	1,365
	Franklin Resources Inc	604	Franklin Resources Inc	^	15,934
	Freddie Mac	5,052	Freddie Mac	^	1,785
	Freeport-Mcmoran Inc	59	Freeport-Mcmoran Inc	^	2,242
	Fresh Tracks Therapeutics Inc	11	Fresh Tracks Therapeutics Inc	^	17
	Frontier Communications Pare	380	Frontier Communications Pare	^	9,682
	FS KKR Capital Corp	69	FS KKR Capital Corp	^	1,208
	Fubotv Inc	10,000	Fubotv Inc	^	17,400
	Fuelcell Energy Corp	35	Fuelcell Energy Corp	^	97
	Future Farm Technologies Inc	400	Future Farm Technologies Inc	^	0
	Galaxy Digital Holdings Ltd	330	Galaxy Digital Holdings Ltd	^	936
	Galecto Inc	2,000	Galecto Inc	^	2,300
	Galiano Gold Inc	50	Galiano Gold Inc	^	26
	Gamestop Corp CL A	436	Gamestop Corp CL A	^	8,049
	Gamida Cell Ltd	2,000	Gamida Cell Ltd	^	2,580
	Gan Ltd	75	Gan Ltd	^	113
	Gap Inc.	1	Gap Inc.	^	11
	GB Sciences Inc	265	GB Sciences Inc	^	5
	Generac Holdings Inc	76	Generac Holdings Inc	^	7,650
	General Dynamics Corp	4	General Dynamics Corp	^	1,051
	General Electric Co	137	General Electric Co	^	11,489
	General Mills	490	General Mills	^	41,086
	General Motors Co	976	General Motors Co	^	32,831
	Generation Alpha Inc	300	Generation Alpha Inc	^	0

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Genius Brands International (gnus 02/13/23)	300	Genius Brands International (gnus 02/	^	139
	Gentech Holdings Inc	500,000	Gentech Holdings Inc	^	1
	Genuine Parts Co.	212	Genuine Parts Co.	^	36,784
	Gevo Inc	1,000	Gevo Inc	^	1,900
	G-III Apparel Group LTD	200	G-III Apparel Group LTD	^	2,742
	Gilead Sciences Inc	1,166	Gilead Sciences Inc	^	100,109
	Gitlab Inc Cl A	2	Gitlab Inc Cl A	^	91
	Glass House Brands Inc	10	Glass House Brands Inc	^	19
	Global Compliance Applications Corp	8,000	Global Compliance Applications Corp	^	102
	Globalstar Inc	800	Globalstar Inc	^	1,064
	GoDaddy Inc - Class A	25	GoDaddy Inc - Class A	^	1,870
	Gogoro Inc	70	Gogoro Inc	^	223
	Gold Fields Ltd New Spd Adr	150	Gold Fields Ltd New Spd Adr	^	1,553
	Goldman Sachs Group Inc	66	Goldman Sachs Group Inc	^	22,663
	Gopro Inc-Class A	600	Gopro Inc-Class A	^	2,988
	Gores Guggenheim Inc ADS CL A	125	Gores Guggenheim Inc ADS CL A	^	664
	Gossamer Bio Inc	25	Gossamer Bio Inc	^	54
	Gran Tierra Energy Inc	5,200	Gran Tierra Energy Inc	^	5,148
	Green Organic Dutchman Holdings (bzam.f 02/23/23)	3,817	Green Organic Dutchman Holdings (bzam	^	987
	Green Thumb Industries Inc	480	Green Thumb Industries Inc	^	4,147
	Greengro Technologies	80,000	Greengro Technologies	^	176
	Greenlane Holdings Inc A	1	Greenlane Holdings Inc A	^	0
	Greenwave Technology Solutions Inc	3	Greenwave Technology Solutions Inc	^	3
	Grow Solutions Holdings Inc	506,000	Grow Solutions Holdings Inc	^	51
	Growgeneration Corp	100	Growgeneration Corp	^	392
	Grupo Mexico Sab De Cv-Ser B	150	Grupo Mexico Sab De Cv-Ser B	^	533
	Gs Enviroservices Inc (delisted 10/04/17)	250	Gs Enviroservices Inc (delisted 10/04	^	0
	GSK PLC Spon ADR	98	GSK PLC Spon ADR	^	3,444
	Guardant Health Inc	38	Guardant Health Inc	^	1,034
	Hain Food Group Inc	1	Hain Food Group Inc	^	16
	Halliburton Company	343	Halliburton Company	^	13,490
	Halozyme Therapeutics Inc	50	Halozyme Therapeutics Inc	^	2,845
	Hanesbrands Inc	144	Hanesbrands Inc	^	916
	Hannon Armstrong Sustainable	125	Hannon Armstrong Sustainable	^	3,631
	Harpoon Therapeutics Inc	40	Harpoon Therapeutics Inc	^	29
	Hartford Financial Services Group	461	Hartford Financial Services Group	^	34,958
	Hawaiian Holdings Inc	100	Hawaiian Holdings Inc	^	1,026
	HCA Healthcare Inc	361	HCA Healthcare Inc	^	86,597
	Healthier Choices Management	2,644,525	Healthier Choices Management	^	529
	Healthpeak Properties Inc	11	Healthpeak Properties Inc	^	276
	Henry Schein Inc	400	Henry Schein Inc	^	31,948
	Hercules Capital Inc	2,000	Hercules Capital Inc	^	26,440
	Hertz Global Hldgs Inc	50	Hertz Global Hldgs Inc	^	769
	Hexo Corp	1	Hexo Corp	^	1
	Hf Sinclair Corp	1	Hf Sinclair Corp	^	52
	Hilton Worldwide Holdings Inc	20	Hilton Worldwide Holdings Inc	^	2,527
	Himax Technologies Inc- ADR	100	Himax Technologies Inc- ADR	^	621
	Hippo Holdings Inc	100	Hippo Holdings Inc	^	1,360
	Histogen Inc	750	Histogen Inc	^	623
	Hive Blockchain Technologies	80	Hive Blockchain Technologies	^	115
	Home Depot Incorporated	649	Home Depot Incorporated	^	204,925
	Homology Medicines Inc	150	Homology Medicines Inc	^	189
	Honda Motor Ltd Sponsored ADR	379	Honda Motor Ltd Sponsored ADR	^	8,664
	Honeywell International	25	Honeywell International	^	5,383
	Hudson Pacific Properties In	560	Hudson Pacific Properties In	^	5,449
	Humana Inc.	13	Humana Inc.	^	6,665
	Hut 8 Mining Corp	100	Hut 8 Mining Corp	^	85
	Hyliion Holdings Corp	2,500	Hyliion Holdings Corp	^	5,850
	IAC Inc	20	IAC Inc	^	888
	Iamgold Corporation	2,000	Iamgold Corporation	^	5,160
	Idexx Laboratories Inc	41	Idexx Laboratories Inc	^	16,726
	Ilika PLC	3,775	Ilika PLC	^	1,099

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Illumina Inc	15	Illumina Inc	^	3,033
	ImmunityBio Inc	5,000	ImmunityBio Inc	^	25,350
	Impala Platinum Spon Adr	150	Impala Platinum Spon Adr	^	1,863
	Indaptus Therapeutics Inc	2,018	Indaptus Therapeutics Inc	^	2,926
	Infineon Technologies	100	Infineon Technologies	^	3,015
	Infinity Pharmaceuticals Inc	3,000	Infinity Pharmaceuticals Inc	^	1,665
	Inmode Ltd	360	Inmode Ltd	^	12,852
	Innerscope Hearing Technolog	100,000	Innerscope Hearing Technolog	^	620
	Innovative Industrial Proper	5	Innovative Industrial Proper	^	507
	Inpixon	134	Inpixon	^	228
	Intel Corporation	2,700	Intel Corporation	^	71,352
	Intelgenx Technologies Corp	1,500	Intelgenx Technologies Corp	^	296
	Intelligent Highway Solution (delisted 10/20/21)	3,000,000	Intelligent Highway Solution (deliste	^	0
	Intercontinental Exchange Inc	50	Intercontinental Exchange Inc	^	5,129
	International Consolidated Airlines Group SA	1,400	International Consolidated Airlines G	^	4,088
	International Paper	886	International Paper	^	30,682
	Interpublic Group Co	705	Interpublic Group Co	^	23,484
	Intl Business Machines Inc	1,014	Intl Business Machines Inc	^	142,849
	Int'l Flavors & Fragrances	38	Int'l Flavors & Fragrances	^	4,018
	Intrusion Inc	3,500	Intrusion Inc	^	11,060
	Intuitive Surgical	15	Intuitive Surgical	^	3,980
	Invitae Corp	1,299	Invitae Corp	^	2,416
	Invitation Homes Inc	202	Invitation Homes Inc	^	5,985
	IonQ Inc	74	IonQ Inc	^	255
	Irhythm Technologies Inc	1	Irhythm Technologies Inc	^	94
	Irobot Corp	5	Irobot Corp	^	241
	Ispecimen Inc	25	Ispecimen Inc	^	34
	Iterum Therapeutics PLC	676	Iterum Therapeutics PLC	^	568
	Ivanhoe Electric Inc	900	Ivanhoe Electric Inc	^	10,935
	Jack In The Box Inc	10	Jack In The Box Inc	^	682
	Jaguar Health Inc (jagx 01/23/23)	1,666	Jaguar Health Inc (jagx 01/23/23)	^	145
	Jazz Pharmaceuticals PLC	4	Jazz Pharmaceuticals PLC	^	637
	Johnson & Johnson	344	Johnson & Johnson	^	60,813
	JPMorgan Chase & Co	2,300	JPMorgan Chase & Co	^	308,496
	Jushi Holdings Inc-B Sub Vot	1,800	Jushi Holdings Inc-B Sub Vot	^	1,372
	Juva Life Inc	250	Juva Life Inc	^	16
	Kaleido Biosciences Inc (delisted 04/18/22)	60	Kaleido Biosciences Inc (delisted 04/	^	0
	Karyopharm Therapeutics Inc	3,000	Karyopharm Therapeutics Inc	^	10,200
	Katapult Holdings Inc	3,000	Katapult Holdings Inc	^	2,870
	Kellogg Co.	60	Kellogg Co.	^	4,310
	Keycorp	2,240	Keycorp	^	39,021
	Kimberly Clark	91	Kimberly Clark	^	12,362
	Kimco Realty Corp	76	Kimco Realty Corp	^	1,600
	Kinder Morgan Inc	365	Kinder Morgan Inc	^	6,600
	Kinerjapay Corp (delisted 8/18/22)	200,000	Kinerjapay Corp (delisted 8/18/22)	^	0
	Kinsale Capital Group Inc	100	Kinsale Capital Group Inc	^	26,152
	Kroger Co	321	Kroger Co	^	14,328
	Kyndryl Holdings Inc	34	Kyndryl Holdings Inc	^	378
	L3Harris Technologies Inc	42	L3Harris Technologies Inc	^	8,732
	Lam Research Corp	11	Lam Research Corp	^	4,709
	Lamar Advertising Co A	51	Lamar Advertising Co A	^	4,849
	Lamb Weston Holdings Inc	233	Lamb Weston Holdings Inc	^	20,821
	Leggett & Platt Inc	370	Leggett & Platt Inc	^	11,910
	Lennar Corp	37	Lennar Corp	^	3,327
	Lexicon Pharmaceuticals Inc	50	Lexicon Pharmaceuticals Inc	^	96
	Li Auto Inc ADR	750	Li Auto Inc ADR	^	15,300
	Lifestance Health Group Inc	1,000	Lifestance Health Group Inc	^	4,940
	Lightning eMotors Inc	50	Lightning eMotors Inc	^	18
	Linde PLC	9	Linde PLC	^	3,016
	Lions Gate Entertainment Corp	375	Lions Gate Entertainment Corp	^	2,141
	Lions Gate Entertainment-B	375	Lions Gate Entertainment-B	^	2,036
	Lithium Chile Inc	710	Lithium Chile Inc	^	304

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	LL Floring Holdings Inc	600	LL Floring Holdings Inc	^	3,372
	Lloyds Banking Group PLC ADR	101	Lloyds Banking Group PLC ADR	^	222
	LM Funding America Inc	2,000	LM Funding America Inc	^	1,104
	Lobe Sciences Ltd	3,750	Lobe Sciences Ltd	^	118
	Lockheed Martin Corp	145	Lockheed Martin Corp	^	70,446
	Lowes Co Inc	280	Lowes Co Inc	^	55,786
	Lucid Group Inc	846	Lucid Group Inc	^	5,778
	Lululemon Athletica Inc	7	Lululemon Athletica Inc	^	2,243
	Lumen Technologies Inc	30	Lumen Technologies Inc	^	157
	Lumentum Holdings Inc	15	Lumentum Holdings Inc	^	783
	Luminar Technologies Inc	350	Luminar Technologies Inc	^	1,732
	Lvmh Moet Hennessy Adr	50	Lvmh Moet Hennessy Adr	^	7,243
	Lvmh Moet Hennessy Louis Vui	1	Lvmh Moet Hennessy Louis Vui	^	726
	Lyondellbasell Indus A	368	Lyondellbasell Indus A	^	30,555
	Macy's Inc	100	Macy's Inc	^	2,065
	Madison Square Garden Entertainment CL A	45	Madison Square Garden Entertainment C	^	2,024
	Magna Int'l Inc.	115	Magna Int'l Inc.	^	6,454
	Magnite Inc	1,180	Magnite Inc	^	12,496
	Main Street Capital Corp	1,159	Main Street Capital Corp	^	42,823
	Mankind Corp	2,065	Mankind Corp	^	10,883
	Marathon Digital Holdings Inc	70	Marathon Digital Holdings Inc	^	239
	Marathon Oil Corp	101	Marathon Oil Corp	^	2,734
	Marathon Petroleum Corp	620	Marathon Petroleum Corp	^	72,161
	Marijuana Company Of America	3,592	Marijuana Company Of America	^	0
	Marriot Vacations World	1	Marriot Vacations World	^	135
	Marriott International Inc	14	Marriott International Inc	^	2,084
	Martin Marietta Materials	5	Martin Marietta Materials	^	1,690
	Marvell Technology Group Ltd	125	Marvell Technology Group Ltd	^	4,638
	Mastercard Inc A	314	Mastercard Inc A	^	109,187
	Match Group Inc	21	Match Group Inc	^	871
	Matinas Biopharma Holdings I	1,000	Matinas Biopharma Holdings I	^	500
	Matterport Inc	5,426	Matterport Inc	^	15,193
	Maxeon Solar Tech Ltd	1	Maxeon Solar Tech Ltd	^	16
	Mcdonalds Corp	721	Mcdonalds Corp	^	189,897
	Medaro Mining Corp	375	Medaro Mining Corp	^	60
	Medical Marijuana Inc	37,250	Medical Marijuana Inc	^	227
	Medical Properties Trust Inc	1,877	Medical Properties Trust Inc	^	20,912
	Medicenna Therapeutics Corp	5,000	Medicenna Therapeutics Corp	^	2,290
	Medmen Enterprises Inc	750	Medmen Enterprises Inc	^	11
	Medtronic PLC	219	Medtronic PLC	^	17,016
	Mercadolibre Inc	29	Mercadolibre Inc	^	24,541
	Merck & Company Inc	1,082	Merck & Company Inc	^	120,035
	Meta Platforms Inc	4,379	Meta Platforms Inc	^	526,969
	Metalpha Technology Holding Ltd	1	Metalpha Technology Holding Ltd	^	1
	Metlife Inc	615	Metlife Inc	^	44,508
	Microchip Technology	10	Microchip Technology	^	702
	Micron Tech. Inc.	139	Micron Tech. Inc.	^	6,947
	Microsoft Corporation	3,707	Microsoft Corporation	^	889,092
	Microstrategy Inc Class A	122	Microstrategy Inc Class A	^	17,272
	Mid America Apt Community	85	Mid America Apt Community	^	13,344
	MidCap Financial Investment Corp	137	MidCap Financial Investment Corp	^	1,561
	Mimedx Group Inc	1	Mimedx Group Inc	^	3
	Mind Medicine Mindmed Inc	248	Mind Medicine Mindmed Inc	^	546
	Minerco Inc	35,000	Minerco Inc	^	0
	Mink Therapeutics Inc	1	Mink Therapeutics Inc	^	3
	Mitsubishi UFJ Financial ADR	3,660	Mitsubishi UFJ Financial ADR	^	24,416
	Mix Telematics Ltd-Sp ADR	613	Mix Telematics Ltd-Sp ADR	^	4,309
	MMEX Resources Corp	100	MMEX Resources Corp	^	2
	Mobile Telesys Ojsc Spon ADR (delisted 07/13/22)	1	Mobile Telesys Ojsc Spon ADR (deliste	^	0
	Mobileye Nv (acquired 05/03/18)	1	Mobileye Nv (acquired 05/03/18)	^	0
	Moderna Inc	313	Moderna Inc	^	56,221
	Mogo Inc	51	Mogo Inc	^	27

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Molecular Data Inc ADR	666	Molecular Data Inc ADR	^	1
	Mondelez International Inc	109	Mondelez International Inc	^	7,294
	Morgan Stanley	147	Morgan Stanley	^	12,537
	MP Materials Corp	583	MP Materials Corp	^	14,155
	Mydecine Innovations Group Inc	112	Mydecine Innovations Group Inc	^	48
	Mydx Inc	13,500	Mydx Inc	^	0
	Nabors Industries	11	Nabors Industries	^	1,704
	Nano Dimension Ltd ADR	3,260	Nano Dimension Ltd ADR	^	7,498
	Nanoviricides Inc	5,000	Nanoviricides Inc	^	5,550
	NAPCO Security Technologies Inc	340	NAPCO Security Technologies Inc	^	9,343
	National Retail Properties Inc	1,352	National Retail Properties Inc	^	61,881
	Neptune Wellness Solutions Inc	2	Neptune Wellness Solutions Inc	^	1
	Netapp Inc	16	Netapp Inc	^	986
	Netflix Inc	503	Netflix Inc	^	148,325
	New Leaf Ventures Inc	200	New Leaf Ventures Inc	^	15
	New Mountain Finance Corp	2,000	New Mountain Finance Corp	^	24,740
	Newcrest Mining Ltd-Spon ADR	1,750	Newcrest Mining Ltd-Spon ADR	^	24,500
	Newell Brands Inc	813	Newell Brands Inc	^	10,634
	Newmont Corp	10	Newmont Corp	^	472
	Nextech AR Solutions Corp	34	Nextech AR Solutions Corp	^	20
	Nextera Energy Inc	789	Nextera Energy Inc	^	65,960
	NFiniTi Inc	200	NFiniTi Inc	^	12
	Nike Inc.	506	Nike Inc.	^	59,257
	Nikola Corp	413	Nikola Corp	^	892
	Nintendo Ltd Adr New Japan	535	Nintendo Ltd Adr New Japan	^	5,570
	Nio Inc - ADR	3,271	Nio Inc - ADR	^	31,892
	Nokia Corp ADR	1,401	Nokia Corp ADR	^	6,502
	Nordic American Tankers Ltd	102	Nordic American Tankers Ltd	^	312
	Nordstrom Inc.	461	Nordstrom Inc.	^	7,448
	Nortel Networks (delisted 10/14/15)	2	Nortel Networks (delisted 10/14/15)	^	0
	North American Cannabis Holding	1,365,993	North American Cannabis Holding	^	137
	Northern Dynasty Minerals	10,000	Northern Dynasty Minerals	^	2,208
	Northrop Grumman Corp	128	Northrop Grumman Corp	^	69,859
	Norwegian Air Shuttle ASA	99	Norwegian Air Shuttle ASA	^	78
	Norwegian Cruise Line Holdin	870	Norwegian Cruise Line Holdin	^	10,649
	Novagold Resources	50	Novagold Resources	^	299
	Novan Inc	1	Novan Inc	^	1
	Novavax Inc	1,519	Novavax Inc	^	15,615
	Nu Holdings Ltd/Cayman Isl-A	6,000	Nu Holdings Ltd/Cayman Isl-A	^	24,420
	Nucor Inc	52	Nucor Inc	^	6,789
	Numinus Wellness Inc	2,800	Numinus Wellness Inc	^	378
	Nutanix Inc - A	11	Nutanix Inc - A	^	287
	Nvidia Corp	2,097	Nvidia Corp	^	306,494
	NXP Semiconductors Nv	272	NXP Semiconductors Nv	^	43,061
	Oao Gazprom Adr Reg S (delisted 08/04/22)	760	Oao Gazprom Adr Reg S (delisted 08/04	^	0
	Oatly Group Ab	260,286	Oatly Group Ab	^	452,898
	Obseva SA	5,000	Obseva SA	^	725
	Ocado Group PLC	20	Ocado Group PLC	^	148
	Occidental Petroleum Corp	1	Occidental Petroleum Corp	^	63
	Offerpad Solutions Inc	2,000	Offerpad Solutions Inc	^	921
	Oge Energy Corp	553	Oge Energy Corp	^	21,889
	Old Dominion Freight Line	115	Old Dominion Freight Line	^	32,635
	Omega Healthcare Invs	518	Omega Healthcare Invs	^	14,484
	Oncolytics Biotech Inc	350	Oncolytics Biotech Inc	^	571
	Onconova Therapeutics Inc	2,000	Onconova Therapeutics Inc	^	1,291
	Ondas Holdings Inc	1,500	Ondas Holdings Inc	^	2,385
	Oracle Corp	600	Oracle Corp	^	49,044
	Orezone Gold Corp	300	Orezone Gold Corp	^	278
	Organicell Regenerative Medicine Inc	75,000	Organicell Regenerative Medicine Inc	^	1,492
	Organon & Co	10	Organon & Co	^	292
	Orion Office Reit Inc	8	Orion Office Reit Inc	^	69
	Osisko Gold Royalties Ltd	100	Osisko Gold Royalties Ltd	^	1,207

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Overstock.Com Inc	263	Overstock.Com Inc	^	5,092
	Ozop Energy Solutions Inc	12,500	Ozop Energy Solutions Inc	^	62
	Pacific Biosciences of Calif	25	Pacific Biosciences of Calif	^	204
	Pacific Premier Bancorp Inc	30	Pacific Premier Bancorp Inc	^	957
	Pacwest Bancorp	300	Pacwest Bancorp	^	6,885
	Pagerduty Inc	800	Pagerduty Inc	^	21,248
	Pagseguro Digital Ltd-Cl A	260	Pagseguro Digital Ltd-Cl A	^	2,272
	Palantir Technologies Inc A	10,514	Palantir Technologies Inc A	^	67,500
	Palatin Technologies Inc	8	Palatin Technologies Inc	^	20
	Palo Alto Networks Inc	531	Palo Alto Networks Inc	^	74,096
	Par Technology Corp	550	Par Technology Corp	^	14,338
	Parafin Corp	3,000,000	Parafin Corp	^	300
	Paramount Global	333	Paramount Global	^	5,620
	Paychest Inc	2,000,000	Paychest Inc	^	0
	Paycom Software Inc	10	Paycom Software Inc	^	3,103
	Paypal Holdings Inc	1,088	Paypal Holdings Inc	^	77,487
	Paysafe Limited Ord	181	Paysafe Limited Ord	^	2,514
	Peabody Energy Corp	1	Peabody Energy Corp	^	26
	Peak Pharmaceuticals Inc (pkphd 02/15/23)	1,750	Peak Pharmaceuticals Inc (pkphd 02/15	^	242
	Peloton Interactive Inc-A	25	Peloton Interactive Inc-A	^	198
	Penn Entertainment Inc	185	Penn Entertainment Inc	^	5,494
	Pennantpark Floating Rate Capital Ltd	66	Pennantpark Floating Rate Capital Ltd	^	726
	Pepsico Inc	452	Pepsico Inc	^	81,680
	Performance Food Group Co	50	Performance Food Group Co	^	2,919
	Pershing Square Escrow	40	Pershing Square Escrow	^	0
	Pershing Square Holdings Ltd	202	Pershing Square Holdings Ltd	^	6,971
	Petroleo Brasileiro Spon Adr	1	Petroleo Brasileiro Spon Adr	^	11
	Pfizer Incorporated	2,034	Pfizer Incorporated	^	104,244
	Pg&e Corp	11	Pg&e Corp	^	179
	PGT Innovations Inc	25	PGT Innovations Inc	^	449
	Pharmacielo Ltd	300	Pharmacielo Ltd	^	36
	Philip Morris International	581	Philip Morris International	^	58,811
	Phillips 66	63	Phillips 66	^	6,548
	Pinnacle West Cap Corp	139	Pinnacle West Cap Corp	^	10,555
	Pinterest Inc- Class A	472	Pinterest Inc- Class A	^	11,460
	Pioneer Natural Resources Co	226	Pioneer Natural Resources Co	^	51,601
	Planet 13 Holdings Inc	100	Planet 13 Holdings Inc	^	61
	Platinum Group Metals Ltd	100	Platinum Group Metals Ltd	^	174
	Playtika Holding Corp	1,040	Playtika Holding Corp	^	8,850
	PLBY Group Inc	1,570	PLBY Group Inc	^	4,317
	Plug Power Inc	100	Plug Power Inc	^	1,237
	Porch Group Inc	100	Porch Group Inc	^	188
	Portillo'S Inc-Cl A	430	Portillo'S Inc-Cl A	^	7,018
	Precision Biosciences Inc	250	Precision Biosciences Inc	^	297
	Presidio Property Trust A	97	Presidio Property Trust A	^	92
	Principal Financial Grp	460	Principal Financial Grp	^	38,603
	Procter & Gamble Co	795	Procter & Gamble Co	^	120,507
	Profire Energy Inc	5,200	Profire Energy Inc	^	5,512
	PROG Holdings Inc	1,400	PROG Holdings Inc	^	23,646
	Progyny Inc	160	Progyny Inc	^	4,984
	Prologis Inc	229	Prologis Inc	^	25,815
	Prosus NV Spon ADR	900	Prosus NV Spon ADR	^	12,357
	Protalix Biotherapeutics Inc	3,000	Protalix Biotherapeutics Inc	^	4,110
	Proterra Inc	600	Proterra Inc	^	2,262
	Prudential Finl Inc	20	Prudential Finl Inc	^	1,989
	Psyched Wellness Ltd	1,000	Psyched Wellness Ltd	^	50
	Pubmatic Inc-Class A	100	Pubmatic Inc-Class A	^	1,281
	Pulte Group Inc	2	Pulte Group Inc	^	93
	Pure Extracts Technologies C	8,500	Pure Extracts Technologies C	^	43
	Purecycle Technologies Inc	826	Purecycle Technologies Inc	^	5,584
	Qiwi Plc-Sponsored ADR	22	Qiwi Plc-Sponsored ADR	^	0
	Qualcomm	379	Qualcomm	^	41,676

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Qualys Inc	103	Qualys Inc	^	11,560
	Quanta Svcs Inc	203	Quanta Svcs Inc	^	28,927
	Quantum Computing Inc	1,100	Quantum Computing Inc	^	1,661
	QuantumScape Corp	50	QuantumScape Corp	^	283
	Qudian Inc Spon ADR	101	Qudian Inc Spon ADR	^	96
	RA Medical Systems Inc	50	RA Medical Systems Inc	^	294
	Rackspace Technology Inc	50	Rackspace Technology Inc	^	148
	Ralph Lauren Corp	100	Ralph Lauren Corp	^	10,567
	Ramaco Resources Inc	23	Ramaco Resources Inc	^	200
	Range Resource Corp.	1,951	Range Resource Corp.	^	48,822
	Raytheon Technologies Corp	420	Raytheon Technologies Corp	^	42,384
	Realty Income Corp	120	Realty Income Corp	^	7,620
	Rebus Holdings Inc	1,334	Rebus Holdings Inc	^	10
	Redfin Corp	255	Redfin Corp	^	1,081
	Reed's Inc (reed 01/27/23)	10,000	Reed's Inc (reed 01/27/23)	^	698
	Refined Metals Corp	1,250	Refined Metals Corp	^	94
	Regulus Therapeutics Inc	500	Regulus Therapeutics Inc	^	685
	Republic Svcs Inc	5	Republic Svcs Inc	^	645
	Retractable Technologies Inc	107	Retractable Technologies Inc	^	175
	RH	17	RH	^	4,542
	Rio Tinto PLC ADR	106	Rio Tinto PLC ADR	^	7,547
	Riot Platforms Inc	776	Riot Platforms Inc	^	2,631
	Rite Aid Corp	77	Rite Aid Corp	^	257
	Rithm Capital Corp	50	Rithm Capital Corp	^	408
	Rivernorth Opportunities Fnd	3,980	Rivernorth Opportunities Fnd	^	48,874
	Rivian Automotive Inc-A	2,860	Rivian Automotive Inc-A	^	52,710
	Rlx Technology Inc-Adr	11	Rlx Technology Inc-Adr	^	25
	Roan Holdings Group Co Ltd	1	Roan Holdings Group Co Ltd	^	0
	Roblox Corp -Class A	4,705	Roblox Corp -Class A	^	133,904
	Rocket Cos Inc-Class A	1,000	Rocket Cos Inc-Class A	^	7,000
	Roku Inc	649	Roku Inc	^	26,414
	Rolls Royce Group Plc Sponsored Adr	8,880	Rolls Royce Group Plc Sponsored Adr	^	9,502
	Roper Technologies Inc	111	Roper Technologies Inc	^	47,962
*	Royal Bank Of Canada	1,059,276	Royal Bank Of Canada	^	99,593,138
	Royal Caribbean Cruises Ltd Is	350	Royal Caribbean Cruises Ltd Is	^	17,300
	Royal Gold Inc	311	Royal Gold Inc	^	35,071
	Royal Helium Limited Com	12,280	Royal Helium Limited Com	^	2,579
	S&P Global Inc	60	S&P Global Inc	^	20,096
	Salesforce Inc	1,058	Salesforce Inc	^	140,280
	Samaritan Pharmaceuticals (Delisted 8/15/2011)	1,166	Samaritan Pharmaceuticals (Delisted 8	^	0
	Sandstorm Gold Ltd	850	Sandstorm Gold Ltd	^	4,471
	Sanofi - Aventis Sa Adr	10	Sanofi - Aventis Sa Adr	^	484
	Sarissa Resources	147,903	Sarissa Resources	^	15
	SBA Communications Corp	9	SBA Communications Corp	^	2,523
	Sberbank-Sponsored ADR (delisted 06/16/22)	132,100	Sberbank-Sponsored ADR (delisted 06/1	^	0
	Schlumberger Ltd	71	Schlumberger Ltd	^	3,778
	Schrodinger Inc	200	Schrodinger Inc	^	3,738
	Scotts Miracle-Gro Co Cl A	12	Scotts Miracle-Gro Co Cl A	^	576
	Sea Ltd-ADR	456	Sea Ltd-ADR	^	23,726
	Seabridge Res Inc	325	Seabridge Res Inc	^	4,088
	Seadrill 2021 Ltd	1	Seadrill 2021 Ltd	^	33
	Selecta Biosciences Inc	10,000	Selecta Biosciences Inc	^	11,300
	Semiconductor Corporation	205	Semiconductor Corporation	^	12,786
	Sempra	267	Sempra	^	41,241
	Servicenow Inc	83	Servicenow Inc	^	32,226
	Shake Shack Inc - Class A	17	Shake Shack Inc - Class A	^	706
	Sherwin Williams	130	Sherwin Williams	^	30,853
	Shift4 Payments Inc-Class A	109	Shift4 Payments Inc-Class A	^	6,096
	Shockwave Medical Inc	297	Shockwave Medical Inc	^	61,066
	Shopify Inc A	260	Shopify Inc A	^	9,025
	Sibanye Gold Spon ADR	10	Sibanye Gold Spon ADR	^	107
	Signature Bank	10	Signature Bank	^	1,172

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Silicon Laboratories	10	Silicon Laboratories	^	1,357
	Simon Ppty Group Inc	2,127	Simon Ppty Group Inc	^	249,926
	Sirius XM Holdings Inc	112	Sirius XM Holdings Inc	^	652
	Skillsoft Corp	4,400	Skillsoft Corp	^	5,720
	Skillz Inc	2,860	Skillz Inc	^	1,449
	Skye Bioscience Inc	731	Skye Bioscience Inc	^	12
	Skyworks Solutions Inc	87	Skyworks Solutions Inc	^	7,941
	Smith & Wesson Brands Inc	274	Smith & Wesson Brands Inc	^	2,378
	Smucker J. M. Co. New	46	Smucker J. M. Co. New	^	7,296
	Snap Inc - A	3,140	Snap Inc - A	^	28,103
	Snap On Inc	28	Snap On Inc	^	6,485
	SNDL Inc	32	SNDL Inc	^	67
	Snow Lake Resources Ltd	300	Snow Lake Resources Ltd	^	684
	Snowflake Inc-Class A	332	Snowflake Inc-Class A	^	47,655
	Sociedad Quimica Y Minera De Chile Adr	89	Sociedad Quimica Y Minera De Chile Ad	^	7,136
	SoFi Technologies Inc	6,213	SoFi Technologies Inc	^	28,642
	Softbank Corp Unspon ADR	1,400	Softbank Corp Unspon ADR	^	29,617
	Solaredge Technologies Inc	10	Solaredge Technologies Inc	^	2,833
	Sono Group Nv	194	Sono Group Nv	^	191
	Sonoco Products Co	508	Sonoco Products Co	^	30,841
	Sonos Inc	865	Sonos Inc	^	14,618
	Southern Company	160	Southern Company	^	11,413
	Southwest Airlines Company	590	Southwest Airlines Company	^	19,865
	Spero Therapeutics Inc	150	Spero Therapeutics Inc	^	259
	Sphere 3D Corp	720	Sphere 3D Corp	^	198
	Splunk Inc	23	Splunk Inc	^	1,980
	Spotify Technology Sa	2	Spotify Technology Sa	^	158
	SS&C Technologies Holdings	25	SS&C Technologies Holdings	^	1,302
	Stag Industrial Inc	200	Stag Industrial Inc	^	6,462
	Starbucks Corp.	1,230	Starbucks Corp.	^	121,978
	Starwood Property Trust Inc	691	Starwood Property Trust Inc	^	12,666
	Stellantis NV	687	Stellantis NV	^	9,755
	Stem Inc	50	Stem Inc	^	447
	Stereotaxis Inc	67,873	Stereotaxis Inc	^	140,497
	Stericycle Inc	330	Stericycle Inc	^	16,464
	Stoke Therapeutics Inc	100	Stoke Therapeutics Inc	^	923
	Stoneco Ltd-A	25	Stoneco Ltd-A	^	236
	Store Capital Corp (acq/del 2/03/23)	75	Store Capital Corp (acq/del 2/03/23)	^	2,404
	Streamline Health Solutions	200	Streamline Health Solutions	^	316
	Stryker Corporation	40	Stryker Corporation	^	9,780
	Suncor Energy Inc	113	Suncor Energy Inc	^	3,578
	Sunpower Corp	15	Sunpower Corp	^	270
	Sunrun Inc	150	Sunrun Inc	^	3,603
	Super Micro Computer Inc	110	Super Micro Computer Inc	^	9,031
	Synergy Pharmaceuticals Inc (acquired 05/02/19)	200	Synergy Pharmaceuticals Inc (acquired	^	0
	Synopsys Inc	25	Synopsys Inc	^	7,982
	T Rowe Price & Assoc Inc	295	T Rowe Price & Assoc Inc	^	32,173
	T2 Biosystems Inc	8	T2 Biosystems Inc	^	11
	Taiwan Semiconductor-Sp ADR	244	Taiwan Semiconductor-Sp ADR	^	18,196
	Takeda Pharmaceutical Co ADR	25	Takeda Pharmaceutical Co ADR	^	390
	Tapestry Inc	300	Tapestry Inc	^	11,424
	Target Corp	494	Target Corp	^	73,648
	TC Energy Corp	189	TC Energy Corp	^	7,537
	TCR2 Therapeutics Inc	100	TCR2 Therapeutics Inc	^	100
	TDK Corp	66	TDK Corp	^	2,148
	Teck Cominco Ltd Cl B	300	Teck Cominco Ltd Cl B	^	11,346
	Teladoc Health Inc	507	Teladoc Health Inc	^	11,991
	Tellurian Inc	137	Tellurian Inc	^	230
	Telus Corp	491	Telus Corp	^	9,485
	Tencent Holdings Ltd ADR	27	Tencent Holdings Ltd ADR	^	1,144
	Tencent Music Entertainm ADR	145	Tencent Music Entertainm ADR	^	1,201
	Teradyne Inc	10	Teradyne Inc	^	874

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Tesla Inc	7,913	Tesla Inc	^	974,723
	Texas Instruments Inc	18	Texas Instruments Inc	^	2,936
	The Geo Group Inc	680	The Geo Group Inc	^	7,446
	The Mosaic Co	75	The Mosaic Co	^	3,290
	The Realreal Inc	1,853	The Realreal Inc	^	2,316
	Thermo Fisher Scientific Inc	143	Thermo Fisher Scientific Inc	^	78,749
	Thredup Inc Class A	4,927	Thredup Inc Class A	^	6,454
	Tilray Brands Inc	4,337	Tilray Brands Inc	^	11,667
	Tjx Companies	425	Tjx Companies	^	33,857
	T-Mobile US Inc	483	T-Mobile US Inc	^	67,620
	Topgolf Callaway Brands Corp	100	Topgolf Callaway Brands Corp	^	1,975
	Torq Resources Inc	3,800	Torq Resources Inc	^	2,076
	Toyota Motor Corp. Sp Adr Rep2com	189	Toyota Motor Corp. Sp Adr Rep2com	^	25,814
	Trade Desk Inc/The Class A	690	Trade Desk Inc/The Class A	^	30,933
	Tradeweb Markets Inc-Class A	200	Tradeweb Markets Inc-Class A	^	12,986
	Trane Technologies PLC	324	Trane Technologies PLC	^	54,461
	Transocean Ltd	1,301	Transocean Ltd	^	5,933
	Transunion	80	Transunion	^	4,540
	Travelers Cos Inc	5	Travelers Cos Inc	^	937
	Trees Corp	171	Trees Corp	^	26
	Trillion Energy International	12,500	Trillion Energy International	^	4,063
	Triton International Ltd	20	Triton International Ltd	^	1,376
	Trulieve Cannabis Corp	275	Trulieve Cannabis Corp	^	2,082
	Tusimple Holdings Inc - A	10	Tusimple Holdings Inc - A	^	16
	Twilio Inc - A	281	Twilio Inc - A	^	13,758
	Two Hands Corp	350	Two Hands Corp	^	3
	Uber Technologies Inc	4,587	Uber Technologies Inc	^	113,437
	UBS Group AG	1	UBS Group AG	^	19
	Ulta Salon Cosmetics & Fragrance Inc	5	Ulta Salon Cosmetics & Fragrance Inc	^	2,345
	Ultralife Corp	1,875	Ultralife Corp	^	7,237
	Union Pacific Corp.	10	Union Pacific Corp.	^	2,071
	United Airlines Holdings Inc	795	United Airlines Holdings Inc	^	29,971
	United States Steel Corp	200	United States Steel Corp	^	5,010
	Unitedhealth Group Inc	318	Unitedhealth Group Inc	^	168,755
	Unity Software Inc	1,214	Unity Software Inc	^	34,708
	Universal Display Corp	5	Universal Display Corp	^	540
	Unrivaled Brands Inc	32,924	Unrivaled Brands Inc	^	461
	Upstart Holdings Inc	268	Upstart Holdings Inc	^	3,543
	US Bancorp - Del	675	US Bancorp - Del	^	29,437
	US Foods Holding Corp	25	US Foods Holding Corp	^	851
	Vail Resorts Inc.	40	Vail Resorts Inc.	^	9,534
	Vale SA ADR	110	Vale SA ADR	^	1,867
	Valero Energy Corp New	30	Valero Energy Corp New	^	3,806
	Veeva Systems Inc-Class A	169	Veeva Systems Inc-Class A	^	27,273
	Velodyne Lidar Inc (oust 02/14/22)	2,770	Velodyne Lidar Inc (oust 02/14/22)	^	2,046
	Veolia Environnement ADR	1	Veolia Environnement ADR	^	26
	Verastem Inc	120,000	Verastem Inc	^	48,300
	Verizon Communications	7,990	Verizon Communications	^	314,822
	Vertex Pharmaceuticals	48	Vertex Pharmaceuticals	^	13,861
	VG Life Sciences Inc	200,000	VG Life Sciences Inc	^	20
	Viasat Inc.	10	Viasat Inc.	^	316
	Viatris Inc	58	Viatris Inc	^	651
	Vici Properties Inc	42	Vici Properties Inc	^	1,361
	Vimeo Inc	57	Vimeo Inc	^	196
	Vinco Ventures Inc	3,500	Vinco Ventures Inc	^	1,624
	Vipshop Holdings Ltd - Ads	564	Vipshop Holdings Ltd - Ads	^	7,693
	Viracta Therapeutics Inc	857	Viracta Therapeutics Inc	^	1,251
	Virgin Galactic Holdings Inc	276	Virgin Galactic Holdings Inc	^	960
	Visa Inc Class A Shares	897	Visa Inc Class A Shares	^	186,348
	Vislink Technologies Inc	1,350	Vislink Technologies Inc	^	756
	Vista Outdoor Inc	50	Vista Outdoor Inc	^	1,219
	Voyager Digital Ltd	225	Voyager Digital Ltd	^	5

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Vroom Inc	3,500	Vroom Inc	^	3,570
	Vyant Bio Inc	600	Vyant Bio Inc	^	421
	W P Carey Inc	109	W P Carey Inc	^	8,545
	Walgreens Boots Alliance Inc	294	Walgreens Boots Alliance Inc	^	10,990
	Wallbox Nv	150	Wallbox Nv	^	537
	Walmart Inc	717	Walmart Inc	^	101,686
	Warner Bros Discovery Inc	1,070	Warner Bros Discovery Inc	^	10,144
	Waste Connections Inc	10	Waste Connections Inc	^	1,326
	WEC Energy Group Inc	82	WEC Energy Group Inc	^	7,647
	Weidai Ltd-ADR	1,000	Weidai Ltd-ADR	^	180
	Wells Fargo & Co New	2,405	Wells Fargo & Co New	^	99,297
	Welltower Inc	10	Welltower Inc	^	656
	Wesana Health Holdings Inc	480	Wesana Health Holdings Inc	^	10
	Western Digital Corp	100	Western Digital Corp	^	3,155
	Westport Innovations Inc	500	Westport Innovations Inc	^	387
	Wheaton Precious Metals Corp	340	Wheaton Precious Metals Corp	^	13,287
	Williams Co.	1,662	Williams Co.	^	54,680
	Wolfspeed Inc	50	Wolfspeed Inc	^	3,452
	Woodside Energy Group Sp ADR	10	Woodside Energy Group Sp ADR	^	242
	Workhorse Group Inc	310	Workhorse Group Inc	^	471
	Wynn Resorts Ltd	397	Wynn Resorts Ltd	^	32,741
	Xometry Inc A	160	Xometry Inc A	^	5,157
	Xos Inc	100	Xos Inc	^	44
	XP Inc - Class A	2	XP Inc - Class A	^	31
	Xpeng Inc ADR	1,144	Xpeng Inc ADR	^	11,371
	Yalla Group Ltd	1,380	Yalla Group Ltd	^	4,830
	Yellow Media Ltd	18	Yellow Media Ltd	^	54
	Yeti Holdings Inc	95	Yeti Holdings Inc	^	3,924
	Ypf Sociedad Anonima (adr)	120	Ypf Sociedad Anonima (adr)	^	1,103
	Yum! Brands Inc.	218	Yum! Brands Inc.	^	27,864
	Zebra Technologies	62	Zebra Technologies	^	15,897
	Zillow Group Inc CL A	275	Zillow Group Inc CL A	^	8,583
	Zillow Group Inc CL C	152	Zillow Group Inc CL C	^	4,896
	Zim Integrated Shipping Serv	60	Zim Integrated Shipping Serv	^	1,031
	Zoetis Inc	245	Zoetis Inc	^	35,905
	Zoned Properties Inc	875	Zoned Properties Inc	^	656
	Zoom Video Communications-A	345	Zoom Video Communications-A	^	23,370
	Zosano Pharma Corp (delisted 12/12/22)	28	Zosano Pharma Corp (delisted 12/12/22	^	0
	Zscaler Inc	50	Zscaler Inc	^	5,595
	Us Global Nanospace Inc	2,000	Us Global Nanospace Inc	^	0
	Epizyme Inc Cvr	11	Epizyme Inc Cvr	^	0
	Lightning Emotors Inc-Cw25	2,500	Lightning Emotors Inc-Cw25	^	97
	Live Oak Mobility Acq Cw28	4,000	Live Oak Mobility Acq Cw28	^	560
	Nabors Industries Ltd -Cw26	4	Nabors Industries Ltd -Cw26	^	132
	Occidental Petroleum Corp	300	Occidental Petroleum Corp	^	12,369
	Presidio Property Trst -Cw27	97	Presidio Property Trst -Cw27	^	5
	Radius Health Inc Cvr	100	Radius Health Inc Cvr	^	0
	Skillsoft Corp	9,500	Skillsoft Corp	^	950
	Software Acquisition G -Cw25	5,300	Software Acquisition G -Cw25	^	317
	Solid Power Inc	625	Solid Power Inc	^	262
	Sub Rights Plby Gr Shs	1,570	Sub Rights Plby Gr Shs	^	0
	SVF Investment Cl A -Cw27	3,000	SVF Investment Cl A -Cw27	^	78
	Yellow Media Ltd-Cw22	14	Yellow Media Ltd-Cw22	^	0
			TOTAL COMMON STOCKS		123,709,438

	COMMON COLLECTIVE FUNDS
	Loomis Sayles Large Cap Growth Trust C	1,973,386	Loomis Sayles Large Cap Growth Trust	^	58,846,371
	Prudential Core Plus Bond Fund Class 5	313,932	Prudential Core Plus Bond Fund Class	^	52,417,292
	Vanguard Target Retirement 2020 Trust II	266,213	Vanguard Target Retirement 2020 Trust	^	10,294,458
	Vanguard Target Retirement 2025 Trust II	786,622	Vanguard Target Retirement 2025 Trust	^	31,008,630
	Vanguard Target Retirement 2030 Trust II	858,452	Vanguard Target Retirement 2030 Trust	^	34,157,800

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Vanguard Target Retirement 2035 Trust II	1,009,631	Vanguard Target Retirement 2035 Trust	^	41,627,098
	Vanguard Target Retirement 2040 Trust II	802,812	Vanguard Target Retirement 2040 Trust	^	34,785,840
	Vanguard Target Retirement 2045 Trust II	940,350	Vanguard Target Retirement 2045 Trust	^	41,751,560
	Vanguard Target Retirement 2050 Trust II	839,946	Vanguard Target Retirement 2050 Trust	^	37,545,605
	Vanguard Target Retirement 2055 Trust II	337,391	Vanguard Target Retirement 2055 Trust	^	20,199,619
	Vanguard Target Retirement 2060 Trust II	249,144	Vanguard Target Retirement 2060 Trust	^	11,772,055
	Vanguard Target Retirement 2065 Trust II	130,851	Vanguard Target Retirement 2065 Trust	^	3,807,768
	Vanguard Target Retirement Inc Trust II	253,593	Vanguard Target Retirement Inc Trust	^	9,669,496
	Wells Fargo Discovery CIT E2	5,332,203	Wells Fargo Discovery CIT E2	^	57,427,825
			TOTAL COMMON COLLECTIVE FUNDS		445,311,417

	MUTUAL FUNDS
	180 Degree Capital Corp	100	180 Degree Capital Corp	^	528
	AB Discovery Value Z	2,148,148	AB Discovery Value Z	^	41,631,109
	AB Large Cap Growth Advisor	207	AB Large Cap Growth Advisor	^	14,449
	Abbey Cap Futures Strat-A	714	Abbey Cap Futures Strat-A	^	8,267
	Advisorshares Psychedelics	600	Advisorshares Psychedelics	^	1,116
	Advisorshares Pure Cannabis	50	Advisorshares Pure Cannabis	^	180
	Advisorshares Pure US Cann	190	Advisorshares Pure US Cann	^	1,328
	AGF US Market Neutral Anti-Beta Fund	75	AGF US Market Neutral Anti-Beta Fund	^	1,591
	Akre Focus Retail	3,593	Akre Focus Retail	^	166,478
	Alps Clean Energy Etf	20	Alps Clean Energy Etf	^	925
	Altaba Inc Escrow	175	Altaba Inc Escrow	^	662
	American Century Focused Large Cap Value Inv	3,262	American Century Focused Large Cap Value Inv	^	31,637
	American Funds Europacific Growth R6	1,002,437	American Funds Europacific Growth R6	^	49,149,462
	American Funds New Perspective F1	454	American Funds New Perspective F1	^	21,318
	American Funds New World R6	579,874	American Funds New World R6	^	38,497,854
	Amplify Online Retail ETF	142	Amplify Online Retail ETF	^	5,537
	Amplify Transformational Data Sharing ETF	343	Amplify Transformational Data Sharing ETF	^	5,186
	Applied Finance Explorer-Inv	1,168	Applied Finance Explorer-Inv	^	19,569
	Aqr Rsk-Bal Commodities-N	1,848	Aqr Rsk-Bal Commodities-N	^	16,190
	Ark Fintech Innovation ETF	529	Ark Fintech Innovation ETF	^	7,549
	Ark Genomic Revolution ETF	175	Ark Genomic Revolution ETF	^	4,952
	Ark Innovation ETF	849	Ark Innovation ETF	^	26,516
	Ark Next Generation Internet ETF	553	Ark Next Generation Internet ETF	^	21,317
	Ark Space Exploration & Inno	75	Ark Space Exploration & Inno	^	929
	Arrow Invts Tr Dwa Tactical ETF	1	Arrow Invts Tr Dwa Tactical ETF	^	10
	Arrow Managed Futures Strategy A	7,763	Arrow Managed Futures Strategy A	^	51,937
	Avantis International Small Cap Value ETF	229	Avantis International Small Cap Value ETF	^	12,689
	Avantis US Equity ETF	310	Avantis US Equity ETF	^	21,067
	Avantis US Small Cap Value	1,496	Avantis US Small Cap Value	^	111,499
	Avantis® Emerging Markets Value ETF	294	Avantis® Emerging Markets Value ETF	^	12,057
	AXS Chesapeake Strategy Fund I	6,049	AXS Chesapeake Strategy Fund I	^	73,612
	Axs Tsla Bear Daily Etf	200	Axs Tsla Bear Daily Etf	^	15,864
	Baron Focused Growth-Rtl	281	Baron Focused Growth-Rtl	^	8,053
	Baron Partners Retail	59	Baron Partners Retail	^	6,635
	Baron Real Estate Fund Retail Class	148	Baron Real Estate Fund Retail Class	^	4,117
	Baron Small Cap	791	Baron Small Cap	^	19,485
	Bitwise 10 Crypto Index Fund	77	Bitwise 10 Crypto Index Fund	^	413
	Bitwise Crypto Ind Innov ETF	147	Bitwise Crypto Ind Innov ETF	^	498
	BlackRock Corporate High Yield Fund Inc	150	BlackRock Corporate High Yield Fund Inc	^	1,314
	BlackRock Health Sciences Term Trust	340	BlackRock Health Sciences Term Trust	^	5,246
	BlackRock Multi-Sector Income	61	BlackRock Multi-Sector Income	^	866
	BlackRock Resources & Commodities Strategy Trust	100	BlackRock Resources & Commodities Strategy Trust	^	997
	BlackRock Technology Opportunity Fund CL A	180	BlackRock Technology Opportunity Fund CL A	^	6,164
	BlackRock Ultra Short Term Bond ETF	1,454	BlackRock Ultra Short Term Bond ETF	^	72,758
	BNY Mellon Small Cap Value Fund - Cl A	476	BNY Mellon Small Cap Value Fund - Cl A	^	9,088
	BNYM High Yield Strat	94	BNYM High Yield Strat	^	204
	Brookfield Global Listed Real Estate I	20,234	Brookfield Global Listed Real Estate I	^	217,923
	Brown Advisory Sustainable Growth Inv	428	Brown Advisory Sustainable Growth Inv	^	14,551
	Brown Capital Mgmt Small Co Inv	725	Brown Capital Mgmt Small Co Inv	^	46,862

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Calamos Conv Opp Inc Sbi	18,403	Calamos Conv Opp Inc Sbi	^	193,414
	Calamos Convertible & High Income	9,842	Calamos Convertible & High Income	^	103,837
	Calamos Global Total Return	3,000	Calamos Global Total Return	^	26,490
	Cambria Global Momentum Etf	22	Cambria Global Momentum Etf	^	623
	Carillon Scout Mid Cap I	1,154	Carillon Scout Mid Cap I	^	22,353
	Centre American Select Equity Fnd - Cl I	716	Centre American Select Equity Fnd - Cl I	^	9,591
*	City National Rochdale Corp Bond Svc	34,902	City National Rochdale Corp Bond Svc	^	337,503
*	City National Rochdale Equity Income Fund	8,099	City National Rochdale Equity Income Fund	^	289,626
*	City National Rochdale Fxd Inc Opps N	167,578	City National Rochdale Fxd Inc Opps N	^	3,091,814
*	City National Rochdale Govt Bond Svc	13,923	City National Rochdale Govt Bond Svc	^	137,563
*	City National Rochdale Sel Str-1	33,104	City National Rochdale Sel Str-1	^	409,502
*	City Natl Rochdale Fds Inter Fxd Inc N	2,578	City Natl Rochdale Fds Inter Fxd Inc N	^	60,589
*	City Natl Rochdale Fds Strat Crdt	20,413	City Natl Rochdale Fds Strat Crdt	^	755
	Clockwise Capital Innovation	47	Clockwise Capital Innovation	^	17,145
	Columbia Dividend Income Inst	593	Columbia Dividend Income Inst	^	2,312
	CoreCivic Inc	200	CoreCivic Inc	^	153,094
	Defiance Next Gen H2 ETF	61	Defiance Next Gen H2 ETF	^	573
	Defiance Quantum Etf	13	Defiance Quantum Etf	^	510
	Dimensional US High Profi ETF	22	Dimensional US High Profi ETF	^	528
	Dir Daily Tsla Bull 1.5X ETF	90	Dir Daily Tsla Bull 1.5X ETF	^	563
	Direxion Daily Aapl Bear 1X	200	Direxion Daily Aapl Bear 1X	^	6,046
	Direxion Daily Aerospace & D	2	Direxion Daily Aerospace & D	^	40
	Direxion Daily Dow Jones Int	58	Direxion Daily Dow Jones Int	^	2,138
	Direxion Daily Energy Bull 2	50	Direxion Daily Energy Bull 2	^	3,328
	Direxion Daily Financial Bear 3X Shares	1,000	Direxion Daily Financial Bear 3X Shares	^	19,280
	Direxion Daily Gold Miners I	126	Direxion Daily Gold Miners I	^	1,845
	Direxion Daily Msci Brazil B	2	Direxion Daily Msci Brazil B	^	137
	Direxion Daily S&P 500 Bear 3X	312	Direxion Daily S&P 500 Bear 3X	^	6,958
	Direxion Daily S&P 500 Bull 3X	3	Direxion Daily S&P 500 Bull 3X	^	186
	Direxion Daily S&P 500 High	7	Direxion Daily S&P 500 High	^	166
	Direxion Daily S&P 500 High	1,026	Direxion Daily S&P 500 High	^	7,828
	Direxion Daily S&P Biotech Bull	1,034	Direxion Daily S&P Biotech Bull	^	7,310
	Direxion Daily S&P Oil & Gas	482	Direxion Daily S&P Oil & Gas	^	6,854
	Direxion Daily Semi Bull 3X	1,000	Direxion Daily Semi Bull 3X	^	9,670
	Direxion Daily Small Cap Bear 3X Shares	117	Direxion Daily Small Cap Bear 3X Shares	^	4,120
	Direxion Daily Tech Bear 3X	52	Direxion Daily Tech Bear 3X	^	2,110
	Direxion Daily Tech Bull 3X	385	Direxion Daily Tech Bull 3X	^	8,509
	Direxion DSI C Ch A-Shr Bear 1X (delisted 02/21/23)	270	Direxion DSI C Ch A-Shr Bear 1X (delisted 02/21/23)	^	5,507
	Doubleline Opportunistic CR Fund	129	Doubleline Opportunistic CR Fund	^	1,910
	DWS Enhanced Commodity Strategy Fund-A	1,424	DWS Enhanced Commodity Strategy Fund-A	^	8,499
	EA Series Trust Gadsdn Dyn Mlt	1	EA Series Trust Gadsdn Dyn Mlt	^	31
	Eaton Vance Ltd Duration Income	5,000	Eaton Vance Ltd Duration Income	^	46,950
	Eaton Vance Sr Floating Rate Fund	100	Eaton Vance Sr Floating Rate Fund	^	1,094
	Eaton Vance Tax - Managed Glob	5,389	Eaton Vance Tax - Managed Glob	^	40,687
	Elevance Health Inc	5	Elevance Health Inc	^	2,565
	Emerging Mrkts Internet & Ec	101	Emerging Mrkts Internet & Ec	^	3,003
	Energy Select Sector Spdr	94	Energy Select Sector Spdr	^	8,195
	ETFMG Alternative Harvest	333	ETFMG Alternative Harvest	^	1,418
	ETFMG Prime Cyber Security ETF	5	ETFMG Prime Cyber Security ETF	^	221
	ETFMG Prime Mobile Payments ETF	11	ETFMG Prime Mobile Payments ETF	^	432
	Federated Hermes Instl High Yield Bond IS	4,130,748	Federated Hermes Instl High Yield Bond IS	^	34,326,515
	Fidelity Advisor International Small Cap Fund Class I	635	Fidelity Advisor International Small Cap Fund Class I	^	17,106
	Fidelity Financials Etf	112	Fidelity Financials Etf	^	5,369
	Fidelity Info Tech ETF	978	Fidelity Info Tech ETF	^	92,433
	Fidelity Nasdaq Composite Index ETF	1,100	Fidelity Nasdaq Composite Index ETF	^	45,067
	Fidelity Sel Transportation	75	Fidelity Sel Transportation	^	6,715
	Fidelity Select Financials Portfolio	1,227	Fidelity Select Financials Portfolio	^	13,173
	Fidelity Stock Selector Small Cap Fund	411	Fidelity Stock Selector Small Cap Fund	^	11,518
	Fidelity® Capital & Income	491	Fidelity® Capital & Income	^	4,433
	Fidelity® Contrafund®	8,453	Fidelity® Contrafund®	^	102,200
	Fidelity® OTC	4,541	Fidelity® OTC	^	58,259
	Fidelity® Select Construction & Hsg Port	82	Fidelity® Select Construction & Hsg Port	^	6,828

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Fidelity® Select Leisure	462	Fidelity® Select Leisure	^	6,632
	Fidelity® Select Medical Tech and Devcs	1,047	Fidelity® Select Medical Tech and Devcs	^	64,499
	Fidelity® Select Retailing	360	Fidelity® Select Retailing	^	5,719
	Fidelity® Select Software & IT Svcs Port	1,000	Fidelity® Select Software & IT Svcs Port	^	19,670
	Fidelity® Select Technology	2,813	Fidelity® Select Technology	^	50,189
	Fidelity® Trend	726	Fidelity® Trend	^	78,866
	Financial Bull 3X Shares	2	Financial Bull 3X Shares	^	147
	Financial Select Sector Spdr	2,096	Financial Select Sector Spdr	^	71,681
	First Trust Cloud Computing ETF	21	First Trust Cloud Computing ETF	^	1,210
	First Trust DJ Internet Ind	606	First Trust DJ Internet Ind	^	74,629
	First Trust NASDAQ Cybersecurity ETF	1,760	First Trust NASDAQ Cybersecurity ETF	^	68,120
	First Trust North American E	1	First Trust North American E	^	27
	First Trust S&P Reit Index F	11	First Trust S&P Reit Index F	^	273
	First Trust Tcw Unconstraine	211	First Trust Tcw Unconstraine	^	5,087
	Franklin FTSE Taiwan ETF	5	Franklin FTSE Taiwan ETF	^	169
	Franklin Small-Mid Cap Growth A	798	Franklin Small-Mid Cap Growth A	^	22,036
	Ft Cboe Vest Buff Alloc Grow	1,246	Ft Cboe Vest Buff Alloc Grow	^	22,378
	Ft CBOE Vest Fund Of Buffer	135	Ft CBOE Vest Fund Of Buffer	^	2,998
	Gabelli Equity Tr Inc	8,000	Gabelli Equity Tr Inc	^	43,840
	Glenmede Total Mkt Portfolio	517	Glenmede Total Mkt Portfolio	^	9,029
	Global X Autonomous&Elec Etf	18	Global X Autonomous&Elec Etf	^	358
	Global X Blockchain ETF	13	Global X Blockchain ETF	^	171
	Global X Cloud Computing Etf	3,210	Global X Cloud Computing Etf	^	51,456
	Global X Dow 30 Cov Call ETF	40	Global X Dow 30 Cov Call ETF	^	863
	Global X Fds NASDAQ 100 Cover	1,563	Global X Fds NASDAQ 100 Cover	^	24,871
	Global X Funds Global X Artificial Int & Tech ETF	1	Global X Funds Global X Artificial Int & Tech ETF	^	20
	Global X Lithium & Battery Tech ETF	5	Global X Lithium & Battery Tech ETF	^	293
	Global X Robotics & Artifici	61	Global X Robotics & Artifici	^	1,254
	Global X Russell 2000 Cov Cl	1,237	Global X Russell 2000 Cov Cl	^	23,274
	Global X Superdividend ETF	100	Global X Superdividend ETF	^	2,403
	Global X US Infrastructure	48	Global X US Infrastructure	^	1,282
	Goehring & Rozencwajg Res-R	209	Goehring & Rozencwajg Res-R	^	2,432
	Goldman Sachs Access Treasury 0-1 Year ETF	275	Goldman Sachs Access Treasury 0-1 Year ETF	^	27,420
	Goldman Sachs International Eq Inc Instl	1,630	Goldman Sachs International Eq Inc Instl	^	23,982
	GQG Prtrs US Sel Eqty Inv	625	GQG Prtrs US Sel Eqty Inv	^	9,771
	Graniteshares Gold Trust	200	Graniteshares Gold Trust	^	3,610
	Grayscale Bitcoin Trust BTC	9,671	Grayscale Bitcoin Trust BTC	^	80,173
	Grayscale Ethereum Trust	3,535	Grayscale Ethereum Trust	^	16,827
	Grayscale Litecoin Trust	225	Grayscale Litecoin Trust	^	473
	GS GQG Part Intl Opp-Inst	1,253	GS GQG Part Intl Opp-Inst	^	20,814
	Harbor Capital Appreciation Inv	300	Harbor Capital Appreciation Inv	^	17,403
	Harbor International Investor	114	Harbor International Investor	^	4,468
	Hartford Dividend & Growth I	829	Hartford Dividend & Growth I	^	24,109
	HCM Dividend Sector Plus-Iv	1,639	HCM Dividend Sector Plus-Iv	^	24,672
	Health Care Select Sector Spdr	64	Health Care Select Sector Spdr	^	8,690
	Horizon Kinetics Infl Benef	101	Horizon Kinetics Infl Benef	^	3,195
	Huber Mid Cap Value Fund-Inv	680	Huber Mid Cap Value Fund-Inv	^	9,173
	iMGP DBi Managed Futures Strategy ETF	541	iMGP DBi Managed Futures Strategy ETF	^	15,761
	Innovator Ibd 50 ETF	490	Innovator Ibd 50 ETF	^	10,693
	Innovator Ibd Breakout Opps	10	Innovator Ibd Breakout Opps	^	296
	Invesco China Technology Etf	241	Invesco China Technology Etf	^	10,451
	Invesco Dynamic Energy Explo	145	Invesco Dynamic Energy Explo	^	4,289
	Invesco Kbw Property & Casua	1	Invesco Kbw Property & Casua	^	87
	Invesco Nasdaq Next Gen 100	101	Invesco Nasdaq Next Gen 100	^	2,409
	Invesco Phlx Semiconductor	102	Invesco Phlx Semiconductor	^	2,037
	Invesco Qqq Trust Series 1	694	Invesco Qqq Trust Series 1	^	184,841
	Invesco S&P 500 Equal Weight	5	Invesco S&P 500 Equal Weight	^	798
	Invesco S&P 500 High Dividen	2	Invesco S&P 500 High Dividen	^	80
	Invesco S&P 500 Quality Etf	62	Invesco S&P 500 Quality Etf	^	2,747
	Invesco S&P Small Cap 600	5	Invesco S&P Small Cap 600	^	545
	Invesco S&P SmallCap Value with Momentum ETF	5	Invesco S&P SmallCap Value with Momentum ETF	^	230
	Invesco Value Opportunities Fund A	354	Invesco Value Opportunities Fund A	^	5,582

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Invesco Wilderhill Clean Ene	27	Invesco Wilderhill Clean Ene	^	1,031
	Investment Managers Ser Tr II AXS Short Innov ETF	70	Investment Managers Ser Tr II AXS Short Innov ETF	^	3,829
	iShares 0-3 Month Treasury B	75	iShares 0-3 Month Treasury B	^	7,511
	iShares 20+ Year Treasury Bond	43	iShares 20+ Year Treasury Bond	^	4,285
	iShares Biotechnology ETF	10	iShares Biotechnology ETF	^	1,320
	iShares China Large-Cap ETF	35	iShares China Large-Cap ETF	^	991
	iShares Core Dividend Growth	484	iShares Core Dividend Growth	^	24,200
	iShares Core S&P Mid-Cap ETF	190	iShares Core S&P Mid-Cap ETF	^	45,959
	iShares Core S&P Small-Cap ETF	835	iShares Core S&P Small-Cap ETF	^	79,024
	iShares Core U.S. Aggregate Bond ETF	26	iShares Core U.S. Aggregate Bond ETF	^	2,489
	iShares Expanded Tech Sector ETF	25	iShares Expanded Tech Sector ETF	^	7,000
	iShares Global Energy ETF	1	iShares Global Energy ETF	^	40
	iShares Gold Trust	50	iShares Gold Trust	^	1,730
	iShares iBoxx High Yield Corp	53	iShares iBoxx High Yield Corp	^	3,902
	iShares JPX-Nikkei 400 ETF	16	iShares JPX-Nikkei 400 ETF	^	947
	iShares MSCI Austria ETF	48	iShares MSCI Austria ETF	^	916
	iShares MSCI Brazil ETF	33	iShares MSCI Brazil ETF	^	919
	iShares MSCI Chile ETF	40	iShares MSCI Chile ETF	^	1,074
	iShares MSCI EAFE ETF	252	iShares MSCI EAFE ETF	^	16,541
	iShares MSCI Emerging Markets	65	iShares MSCI Emerging Markets	^	4,116
	iShares MSCI Emerging Markets	551	iShares MSCI Emerging Markets	^	20,867
	iShares MSCI Germany ETF	11	iShares MSCI Germany ETF	^	272
	iShares MSCI Global Energy P	1	iShares MSCI Global Energy P	^	25
	iShares MSCI Global Metals &	1	iShares MSCI Global Metals &	^	42
	iShares MSCI Mexico ETF	20	iShares MSCI Mexico ETF	^	971
	iShares MSCI Poland ETF	60	iShares MSCI Poland ETF	^	922
	iShares MSCI South Africa ETF	20	iShares MSCI South Africa ETF	^	866
	iShares MSCI Spain ETF	11	iShares MSCI Spain ETF	^	266
	iShares MSCI Switzerland ETF	11	iShares MSCI Switzerland ETF	^	461
	iShares MSCI Taiwan ETF	12	iShares MSCI Taiwan ETF	^	476
	iShares MSCI USA ETF	5	iShares MSCI USA ETF	^	153
	iShares Preferred & Income Securities ETF	500	iShares Preferred & Income Securities ETF	^	15,265
	iShares Russell 1000 ETF	201	iShares Russell 1000 ETF	^	42,347
	iShares Russell 2000 ETF	1,392	iShares Russell 2000 ETF	^	242,702
	iShares Russell 2000 Growth ETF	10	iShares Russell 2000 Growth ETF	^	2,145
	iShares Russell 2000 Value ETF	702	iShares Russell 2000 Value ETF	^	97,297
	iShares Russell Mid-Cap Value	182	iShares Russell Mid-Cap Value	^	19,172
	iShares S&P 500 Value ETF	100	iShares S&P 500 Value ETF	^	14,507
	iShares Select Dividend ETF	3,976	iShares Select Dividend ETF	^	479,543
	iShares Semiconductor ETF	288	iShares Semiconductor ETF	^	100,223
	iShares SILVER TRUST iShares	461	iShares SILVER TRUST iShares	^	10,151
	iShares Tr Cybersecurity	1,319	iShares Tr Cybersecurity	^	43,553
	iShares U.S. Aerospace & Defen	1	iShares U.S. Aerospace & Defen	^	112
	iShares U.S. Healthcare ETF	21	iShares U.S. Healthcare ETF	^	6,017
	Janus Henderson Aaa Clo ETF	386	Janus Henderson Aaa Clo ETF	^	19,014
	Janus Henderson Enterprise I	124	Janus Henderson Enterprise I	^	14,929
	John Hancock Pfd Income II	2,000	John Hancock Pfd Income II	^	31,360
	John Hancock Pfd Income III	2,000	John Hancock Pfd Income III	^	28,860
	John Hancock Preferred Income Fund	3,000	John Hancock Preferred Income Fund	^	48,150
	JPMorgan Equity Premium Inco	485	JPMorgan Equity Premium Inco	^	26,406
	JPMorgan Small Cap Blend I	518	JPMorgan Small Cap Blend I	^	13,621
	JPMorgan US Sust Ldrs-A	175	JPMorgan US Sust Ldrs-A	^	8,707
	Kayne Anderson Energy Infrastucture Fund Inc	1	Kayne Anderson Energy Infrastucture Fund Inc	^	9
	Kopernik International A	3,260	Kopernik International A	^	44,112
	Kraneshares CSI China Intern	1	Kraneshares CSI China Intern	^	30
	Kraneshares Electric Vehicle	17	Kraneshares Electric Vehicle	^	484
	Lazard International Strategic Eq Open	231	Lazard International Strategic Eq Open	^	3,127
	Listed Fd Tr Roundhill Meme (meme 05/01/23)	50	Listed Fd Tr Roundhill Meme (meme 05/01/23)	^	253
	Longleaf Partners	520	Longleaf Partners	^	9,501
	Lord Abbett Bond Debenture-I	1,016	Lord Abbett Bond Debenture-I	^	7,048
	Lord Abbett Short Duration Income I	1,007	Lord Abbett Short Duration Income I	^	3,857
	Madison Mid Cap Y	764	Madison Mid Cap Y	^	9,591

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Materials Select Sector Spdr	48	Materials Select Sector Spdr	^	3,721
	Microsectors Fang+ Index 3X	36	Microsectors Fang+ Index 3X	^	2,128
	Morgan Stanley Inst Intl Advtg I	516	Morgan Stanley Inst Intl Advtg I	^	9,812
	MS Insight A	508	MS Insight A	^	8,786
	MSIF Growth Portfolio A	415	MSIF Growth Portfolio A	^	9,526
	MSIFT Discovery Portfolio A	1,041	MSIFT Discovery Portfolio A	^	7,308
	Needham Aggressive Grow-Rtl	293	Needham Aggressive Grow-Rtl	^	8,609
	Noble Absolute Return Etf	100	Noble Absolute Return Etf	^	2,616
	Nuveen Credit Strategies Income Fund	6,909	Nuveen Credit Strategies Income Fund	^	35,165
	Nuveen Floating Rate Income	5,000	Nuveen Floating Rate Income	^	39,600
	Nuveen Multi Asset Income Fund Com	2,931	Nuveen Multi Asset Income Fund Com	^	33,677
	Nuveen Preferred & Income Opportunities Fund	7,861	Nuveen Preferred & Income Opportunities Fund	^	57,230
	Oberweis International Opportunities	135	Oberweis International Opportunities	^	2,260
	Oberweis Micro-Cap	321	Oberweis Micro-Cap	^	10,152
	Oberweis Small-Cap Opportunities	59	Oberweis Small-Cap Opportunities	^	1,126
	Oxford Lane Capital Corp	9,795	Oxford Lane Capital Corp	^	49,661
	Pacer Us Cash Cows 100 Etf	1	Pacer Us Cash Cows 100 Etf	^	47
	Paradigm Select Fund	424	Paradigm Select Fund	^	23,128
	Parnassus Core Equity Investor	512	Parnassus Core Equity Investor	^	24,038
	PGIM Floating Rate Income Cl Z	35	PGIM Floating Rate Income Cl Z	^	310
	PGIM Jennison Utility Cl A	452	PGIM Jennison Utility Cl A	^	6,692
	PIMCO CommoditiesPLUS® Strategy A	618	PIMCO CommoditiesPLUS® Strategy A	^	4,046
	Pimco Corporate & Income Opportunity Fund	2,522	Pimco Corporate & Income Opportunity Fund	^	30,286
	Pimco Corporate & Income Strategy Fund	1,000	Pimco Corporate & Income Strategy Fund	^	11,850
	Pimco Dynamic Income Fund	2,285	Pimco Dynamic Income Fund	^	42,227
	Pimco High Income Fund	12,972	Pimco High Income Fund	^	61,356
	PIMCO Income Instl	192	PIMCO Income Instl	^	1,985
	Pimco Stockplus Long Dur-Ins	18,938	Pimco Stockplus Long Dur-Ins	^	83,894
	PIMCO TRENDS Managed Futures Strat A	466	PIMCO TRENDS Managed Futures Strat A	^	5,158
	Prosh Ultrapro Short S&P 500	366	Prosh Ultrapro Short S&P 500	^	6,174
	Proshares Bitcoin Strategy E	265	Proshares Bitcoin Strategy E	^	2,764
	Proshares Online Retail ETF	11	Proshares Online Retail ETF	^	312
	Proshares S&P 500 Dividends Aristocrats ETF	41	Proshares S&P 500 Dividends Aristocrats ETF	^	3,676
	ProShares Short FTSE China 50	202	ProShares Short FTSE China 50	^	3,521
	Proshares Short QQQ	441	Proshares Short QQQ	^	6,492
	ProShares Short Russell2000	150	ProShares Short Russell2000	^	3,690
	Proshares Short S&P 500	133	Proshares Short S&P 500	^	2,132
	Proshares Ultra 20+ year Trend	2	Proshares Ultra 20+ year Trend	^	48
	Proshares Ultra Nasdaq Cybr	65	Proshares Ultra Nasdaq Cybr	^	1,507
	Proshares Ultra Silver	50	Proshares Ultra Silver	^	1,600
	Proshares Ultra Vix St Future	770	Proshares Ultra Vix St Future	^	5,282
	Proshares Ultrapro QQQ	2,916	Proshares Ultrapro QQQ	^	50,450
	Proshares Ultrapro S&P 500	77	Proshares Ultrapro S&P 500	^	2,534
	Proshares Ultrapro Short QQQ	286	Proshares Ultrapro Short QQQ	^	15,448
	Proshares Ultrashort Bloomberg	53	Proshares Ultrashort Bloomberg	^	1,461
	ProShares UltraShort Bloomberg Crude Oil	60	ProShares UltraShort Bloomberg Crude Oil	^	1,431
	ProShares UltraShort Energy	343	ProShares UltraShort Energy	^	4,246
	Proshares Ultrashort Russell 2000	257	Proshares Ultrashort Russell 2000	^	4,264
	Reaves Utility Income Trust Fund	200	Reaves Utility Income Trust Fund	^	5,654
	Robo Global Robotics and Automation Index	21	Robo Global Robotics and Automation Index	^	973
	Roundhill Ball Metaverse ETF	190	Roundhill Ball Metaverse ETF	^	1,364
	Rydex Monthly Rebalance Nasdaq 100 2x Strategy H	55	Rydex Monthly Rebalance Nasdaq 100 2x Strategy H	^	11,841
	Schwab 1000 Index ETF	32	Schwab 1000 Index ETF	^	1,164
	Schwab Fundamental US Large Co Index IS	485	Schwab Fundamental US Large Co Index IS	^	10,165
	Schwab U.S. Large-Cap Growth	501	Schwab U.S. Large-Cap Growth	^	27,838
	Schwab US Broad Market	2,300	Schwab US Broad Market	^	103,063
	Schwab US Dvd Equity ETF	1,033	Schwab US Dvd Equity ETF	^	78,023
	Schwab US Large Cap	70	Schwab US Large Cap	^	3,153
	Schwab US Mid-Cap Index	256	Schwab US Mid-Cap Index	^	13,086
	Schwab US Small Cap	338	Schwab US Small Cap	^	13,692
	Schwab® S&P 500 Index	118	Schwab® S&P 500 Index	^	6,951
	Schwartz Value Fund	30	Schwartz Value Fund	^	1,355

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2022 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Seafarer Overseas Gr&Inc-Inv	362	Seafarer Overseas Gr&Inc-Inv	^	4,079
	Select Sector Consumer Discretionary Tr	17	Select Sector Consumer Discretionary Tr	^	2,196
	Seven Canyons Strategic Income Investor	2,515	Seven Canyons Strategic Income Investor	^	25,929
	Simplify US Equity Plus Convexity ETF	513	Simplify US Equity Plus Convexity ETF	^	13,015
	Simplify Volatility Premium	270	Simplify Volatility Premium	^	5,915
	Siren ETF Trust Siren Nasdaq NexGen Economy ETF	41	Siren ETF Trust Siren Nasdaq NexGen Economy ETF	^	833
	Small Cap Bull 3X Shares	82	Small Cap Bull 3X Shares	^	2,610
	Smead Value Fund-A	148	Smead Value Fund-A	^	9,720
	Sofi Weekly Dividend ETF	9	Sofi Weekly Dividend ETF	^	414
	SPDR Biotech ETF	1,629	SPDR Biotech ETF	^	135,194
	Spdr Bloomberg 1-3 Month T-B	1,323	Spdr Bloomberg 1-3 Month T-B	^	121,015
	SPDR Dow Jones Emerging Small Cap	90	SPDR Dow Jones Emerging Small Cap	^	4,405
	SPDR Dow Jones Industrial Average ETF Trust	102	SPDR Dow Jones Industrial Average ETF Trust	^	33,828
	SPDR GOLD TRUST GOLD SHS	135	SPDR GOLD TRUST GOLD SHS	^	22,901
	SPDR Portfolio S&P 1500 Composite Stock Market ETF	426	SPDR Portfolio S&P 1500 Composite Stock Market ETF	^	20,161
	SPDR Portfolio S&P 500 Growth ETF	179	SPDR Portfolio S&P 500 Growth ETF	^	9,070
	SPDR Portfolio S&P 500 High Dividend ETF	24	SPDR Portfolio S&P 500 High Dividend ETF	^	950
	SPDR S&P 500 ETF Trust	1,591	SPDR S&P 500 ETF Trust	^	608,511
	SPDR S&P Dividend	3,585	SPDR S&P Dividend	^	448,519
	SPDR S&P Health Care Equipment	54	SPDR S&P Health Care Equipment	^	4,854
	SPDR S&P Homebuilders	5	SPDR S&P Homebuilders	^	302
	Spdr S&P Kensho Intelligent	25	Spdr S&P Kensho Intelligent	^	831
	SPDR S&P Regional Banking ETF	12	SPDR S&P Regional Banking ETF	^	705
	Sprott Physical Gold Trust	1,683	Sprott Physical Gold Trust	^	23,730
	Sprott Physical Platinum And	60	Sprott Physical Platinum And	^	817
	Sunbridge Emerging Markets Fund Instl (Liquidated 2/10/23)	984	Sunbridge Emerging Markets Fund Instl (Liquidated 2/10/23)	^	21,739
	T. Rowe Price Blue Chip Growth	268	T. Rowe Price Blue Chip Growth	^	27,724
	T. Rowe Price Capital Appreciation	9,825	T. Rowe Price Capital Appreciation	^	292,100
	T. Rowe Price Communications & Technology	73	T. Rowe Price Communications & Technology	^	6,802
	T. Rowe Price Growth Stock	208	T. Rowe Price Growth Stock	^	12,830
	T. Rowe Price Health Sciences	2,428	T. Rowe Price Health Sciences	^	218,059
	T. Rowe Price Instl Large Cap Value	3,026,548	T. Rowe Price Instl Large Cap Value	^	67,189,366
	T. Rowe Price Latin America	46	T. Rowe Price Latin America	^	788
	T. Rowe Price Retirement 2035	1,343	T. Rowe Price Retirement 2035	^	22,939
	T. Rowe Price Science & Tech	549	T. Rowe Price Science & Tech	^	14,358
	Technology Select Sector Spdr	541	Technology Select Sector Spdr	^	67,346
	Tekla Life Sciences Investors	25	Tekla Life Sciences Investors	^	355
	Teucrium Wheat Fund	155	Teucrium Wheat Fund	^	1,237
	Thornburg Better World-I	833	Thornburg Better World-I	^	13,058
	TIAA-CREF Real Estate Sec Retail	480	TIAA-CREF Real Estate Sec Retail	^	7,703
	Tortoise North American Pipe	5	Tortoise North American Pipe	^	123
	Touchstone Mid Cap Value Y	15,209	Touchstone Mid Cap Value Y	^	315,430
	Touchstone Sands Em Gr-Y	1,059	Touchstone Sands Em Gr-Y	^	13,293
	Touchstone Small Cap Y	305	Touchstone Small Cap Y	^	3,698
	Tweedy Browne International Value Fund	913	Tweedy Browne International Value Fund	^	23,248
	United States Oil Fund LP	1	United States Oil Fund LP	^	70
	Valkyrie Bitcoin Strategy	21	Valkyrie Bitcoin Strategy	^	139
	Value Line Mid Cap Focus	576	Value Line Mid Cap Focus	^	15,199
	Vaneck Gold Miners Etf	10	Vaneck Gold Miners Etf	^	287
	Vaneck Green Infrastructure	70	Vaneck Green Infrastructure	^	1,705
	Vaneck Oil Refiners Etf	1	Vaneck Oil Refiners Etf	^	32
	Vaneck Oil Services Etf	1,006	Vaneck Oil Services Etf	^	305,874
	Vaneck Rare Earth/Strategic	310	Vaneck Rare Earth/Strategic	^	23,589
	Vaneck Russia Etf	2	Vaneck Russia Etf	^	11
	Vaneck Semiconductor Etf	5	Vaneck Semiconductor Etf	^	1,027
	Vaneck Vietnam Etf	75	Vaneck Vietnam Etf	^	888
	Vanguard Communication Service ETF	5	Vanguard Communication Service ETF	^	418
	Vanguard Consumer Staples ETF	100	Vanguard Consumer Staples ETF	^	19,157
	Vanguard Dividend Apprec ETF	3	Vanguard Dividend Apprec ETF	^	470
	Vanguard Dividend Growth Inv	3,489	Vanguard Dividend Growth Inv	^	122,914
	Vanguard Energy ETF	68	Vanguard Energy ETF	^	8,267
	Vanguard Extended Market Index Instl	617,731	Vanguard Extended Market Index Instl	^	62,291,984

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2022 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Vanguard Financials ETF	15	Vanguard Financials ETF	^	1,217
	Vanguard FTSE All WO X US SC	19	Vanguard FTSE All WO X US SC	^	1,953
	Vanguard FTSE All-Wld ex-US Idx Admiral	865	Vanguard FTSE All-Wld ex-US Idx Admiral	^	27,033
	Vanguard FTSE Developed Markets ETF	20	Vanguard FTSE Developed Markets ETF	^	855
	Vanguard FTSE Emerging Market	25	Vanguard FTSE Emerging Market	^	974
	Vanguard Glbl Ex-Us Real Est	671	Vanguard Glbl Ex-Us Real Est	^	27,724
	Vanguard Growth ETF	33	Vanguard Growth ETF	^	7,097
	Vanguard Health Care ETF	100	Vanguard Health Care ETF	^	24,805
	Vanguard High Dividend Yield	122	Vanguard High Dividend Yield	^	13,223
	Vanguard Info Tech ETF	204	Vanguard Info Tech ETF	^	65,197
	Vanguard Institutional Index Instl Pl	569,354	Vanguard Institutional Index Instl Pl	^	183,115,603
	Vanguard Large Cap ETF	267	Vanguard Large Cap ETF	^	46,583
	Vanguard Mega Cap Growth ETF	86	Vanguard Mega Cap Growth ETF	^	14,821
	Vanguard Mid - Cap Growth Index	3	Vanguard Mid - Cap Growth Index	^	546
	Vanguard Mid-Cap Value Index	387	Vanguard Mid-Cap Value Index	^	52,338
	Vanguard Real Estate ETF	358	Vanguard Real Estate ETF	^	29,526
	Vanguard Russell 1000 Value	400	Vanguard Russell 1000 Value	^	26,654
	Vanguard S&P 500 ETF	5,263	Vanguard S&P 500 ETF	^	1,849,106
	Vanguard S&P 500 Value ETF	75	Vanguard S&P 500 Value ETF	^	10,449
	Vanguard Short Term Treasury ETF	718	Vanguard Short Term Treasury ETF	^	41,515
	Vanguard Small- Cap ETF	228	Vanguard Small- Cap ETF	^	41,898
	Vanguard Small -Cap Gr ETF	20	Vanguard Small -Cap Gr ETF	^	4,047
	Vanguard Total Bond Market Index I	4,977,543	Vanguard Total Bond Market Index I	^	47,187,108
	Vanguard Total Intl Stock Et	101	Vanguard Total Intl Stock Et	^	5,218
	Vanguard Total Intl Stock Index I	324,024	Vanguard Total Intl Stock Index I	^	36,102,751
	Vanguard Total Stock Market ETF	5,010	Vanguard Total Stock Market ETF	^	957,884
	Vanguard Total Stock Mkt Idx Adm	512	Vanguard Total Stock Mkt Idx Adm	^	47,659
	Vanguard Value ETF	677	Vanguard Value ETF	^	95,090
	Vanguard Wellesley® Income Inv	21,194	Vanguard Wellesley® Income Inv	^	518,398
	Victoryshares US Discovery E	1	Victoryshares US Discovery E	^	55
	Victoryshares US Eq Income E	7	Victoryshares US Eq Income E	^	439
	Virtus Artificial Intelligence & Technology Opportunity Fund	540	Virtus Artificial Intelligence & Technology Opportunity Fund	^	8,743
	Virtus Global Multi-Sector	3,000	Virtus Global Multi-Sector	^	23,250
	Virtus Infracap Us Pfd ETF	2,000	Virtus Infracap Us Pfd ETF	^	36,280
	Virtus Total Return Fund Inc	10,316	Virtus Total Return Fund Inc	^	67,570
	Wasatch Micro Cap	1,688	Wasatch Micro Cap	^	9,418
	Western Asset Emerging Markets Debt	3,000	Western Asset Emerging Markets Debt	^	27,330
	Western Asset Macro Opportunities A	206	Western Asset Macro Opportunities A	^	1,864
	WisdomTree Emerg Mkt Ex-St Ow	188	WisdomTree Emerg Mkt Ex-St Ow	^	5,017
	WisdomTree New Economy Real Estate Fund	5	WisdomTree New Economy Real Estate Fund	^	90
	WisdomTree Trust WisdomTree	420	WisdomTree Trust WisdomTree	^	18,251
	WisdomTree US LargeCap Dividend	100	WisdomTree US LargeCap Dividend	^	6,195
			TOTAL MUTUAL FUNDS		576,888,584

	PARTNERSHIPS
	Alliance Resource Partners	1	Alliance Resource Partners	^	21
	AllianceBernstein Holding LP	365	AllianceBernstein Holding LP	^	12,556
	Brookfield Infrastructure PA	618	Brookfield Infrastructure PA	^	19,152
	Calumet Specialty Products LP	3	Calumet Specialty Products LP	^	51
	Carlyle Group Inc/The	142	Carlyle Group Inc/The	^	4,232
	Cheniere Energy Partners LP	25	Cheniere Energy Partners LP	^	1,422
	CVR Partners LP	10	CVR Partners LP	^	1,021
	Energy Transfer LP	1,541	Energy Transfer LP	^	18,293
	Gaslog Partners LP	369	Gaslog Partners LP	^	2,454
	KKR & Co Inc Cl A	306	KKR & Co Inc Cl A	^	14,197
	Nextera Energy Partners LP	347	Nextera Energy Partners LP	^	24,321
	Oneok Partners LP	9,000	Oneok Partners LP	^	9,006
	Sunoco LP	1	Sunoco LP	^	43
	USA Compression Partners LP	2	USA Compression Partners LP	^	39
			TOTAL PARTNERSHIP		106,808

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2022 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2022

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	OTHER
	Amplify Transformational Data Sharing ETF @15 1/20/23	1	Amplify Transformational Data Sharing	^	48
	Apple Inc @150 4/21/23	-1	Apple Inc @150 4/21/23	^	-325
	Axsome Therapeutics Inc @75 3/17/23	-4	Axsome Therapeutics Inc @75 3/17/23	^	-5,302
	Carnival Corp. @30 1/20/23	20	Carnival Corp. @30 1/20/23	^	0
	Cboe Market Volatility @40 1/18/23	4	Cboe Market Volatility @40 1/18/23	^	66
	Fisker Inc @25 1/20/23	2	Fisker Inc @25 1/20/23	^	0
	Ford Motor Co New @30 1/20/23	1	Ford Motor Co New @30 1/20/23	^	0
	Invesco Currencyshares Euro @107 1/20/23	12	Invesco Currencyshares Euro @107 1/20/23	^	0
	Nano Dimension Ltd ADR @7.5 1/20/23	50	Nano Dimension Ltd ADR @7.5 1/20/23	^	1
	NIO Inc Spon ADS @11 1/13/23	-1	NIO Inc Spon ADS @11 1/13/23	^	-24
	Palantir Technologies Inc A @25 1/20/23	4	Palantir Technologies Inc A @25 1/20/23	^	0
	Palantir Technologies Inc A @6.5 1/13/23	-1	Palantir Technologies Inc A @6.5 1/13/23	^	-28
	Proshares Ultra Vix St Future @7 1/27/23	1	Proshares Ultra Vix St Future @7 1/27/23	^	64
	Proshares Ultra Vix St Future @9 1/06/23	2	Proshares Ultra Vix St Future @9 1/06/23	^	7
	Proshares Ultrashort Lehman 20+ Year @29 1/20/23	6	Proshares Ultrashort Lehman 20+ Year	^	2,218
	Square Inc - A @72.5 1/20/23	-140	Square Inc - A @72.5 1/20/23	^	-13,790
	Tesla Inc @195 5/19/23	-2	Tesla Inc @195 5/19/23	^	-928
	The Geo Group Inc @10 1/20/23	50	The Geo Group Inc @10 1/20/23	^	5,618
	VanEck Vectors Oil Services ETF @245 1/20/23	7	VanEck Vectors Oil Services ETF @245	^	42,102
			TOTAL OTHER ASSETS		29,727

	PARTICIPANT LOANS
*	CNB PARTICIPANT LOANS		1,042 Participant loans, bearing interest at 4.25% to 8.50% and maturities through December 2037	-	15,612,078
			TOTAL PARTICIPANT LOANS		15,612,078

			TOTAL ASSETS		1,287,001,571

*	Denotes Party-In-Interest asset

^	Information is not required as invesments are participant directed

Attachment to 2022 Form 5500

Schedule of Delinquent Participant Contributions

Form 5500, Schedule H, Line 4a.

December 31, 2022

Plan Name:	City National Bank Profit Sharing Plan

Plan Sponsor Name: City National Bank

Employer Identification No.:	95-1780067	Plan number:	001

Plan year (beginning/ending):	01/01/2022 - 12/31/2022

Participant Contributions Transferred Late to Plan Check here if Late Participant Loan Repayments are included: ☒			Total that Constitute Nonexempt Prohibited Transactions
Date Contributions Withheld	Date Contributions Remitted	Date Lost Earnings Remitted	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
July 31, 2022	August 9, 2022	August 25, 2022		$130,581

Index to Exhibits

Exhibit No.	Exhibit
23.1	Consent of Moss Adams LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

City National Bank Profit Sharing Plan

By: City National Bank

Date: June 28, 2023	By:	/s/ Michael Nunnelee
Senior Vice President